Filed pursuant to Rule 424(b)(5)

Registration No. 333-135169

Prospectus Supplement

(To Prospectus dated June 20, 2006)

7,416,520 Shares of Common Stock
Warrants to Purchase 4,449,910 Shares of Common Stock

We are offering up to 7,416,520 shares of our common stock and warrants to purchase up to 4,449,910 shares of common stock in this offering (and the shares of common stock issuable from time to time upon exercise of these warrants).  The common stock and warrants will be sold in units, with each unit consisting of one share of common stock and a warrant to purchase 0.6 shares of common stock at an exercise price of $2.77 per share of common stock.  Each unit will be sold at a negotiated price of $2.845 per unit.  Units will not be issued or certificated. The shares of common stock and warrants are immediately separable and will be issued separately.

Our common stock is quoted on the NASDAQ Global Market under the symbol “FVRL.” On November 1, 2007, the closing bid price of our common stock on the NASDAQ Global Market was $2.77 per share.

Investing in our securities involves significant risks. See “Risk Factors” beginning on page S-4 of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We are offering these shares of common stock and warrants to purchase common stock on a best efforts basis primarily to institutional investors and certain of our existing investors. We have retained Lazard Capital Markets LLC to act as placement agent in connection with this offering.

	Per Unit	Maximum Offering Amount
Public offering price	$2.845	$21,099,999.40
Placement agent’s fees	$0.120	$888,000.01
Proceeds, before expenses, to us	$2.725	$20,211,999.39

We estimate the total expenses of this offering, excluding the placement agent’s fees, will be approximately $200,000.  Because there is no minimum offering amount required as a condition to closing in this offering, the actual offering amount, the placement agent’s fees and net proceeds to us, if any, in this offering may be substantially less than the total maximum offering amounts set forth above. We are not required to sell any specific number or dollar amount of the units offered in this offering, but the placement agent will use its commercially reasonable efforts to arrange for the sale of all of the units offered. Pursuant to an escrow agreement among us, the placement agent and an escrow agent, some or all of the funds received in payment for the units sold in this offering will be wired to a non-interest bearing escrow account and held until we and the placement agent notify the escrow agent that this offering has closed, indicating the date on which the units are to be delivered to the purchasers and the proceeds are to be delivered to us.

LAZARD CAPITAL MARKETS

The date of this prospectus supplement is November 2, 2007

This prospectus supplement is a supplement to the accompanying prospectus that is also part of this document.  This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process.  Under this shelf registration process, we may sell certain securities up to an aggregate amount of $60,000,000 in one or more offerings.  In this prospectus supplement, we provide you with specific information about the terms of this offering and certain other information.  You should read this prospectus supplement, along with the accompanying prospectus, carefully before you invest.  Both documents contain important information you should consider when making your investment decision.  This prospectus supplement may add, update or change information contained in the accompanying prospectus.  To the extent that any statement that we make in this prospectus supplement is inconsistent with statements made in the accompanying prospectus, the statements made in this prospectus supplement will be deemed to modify or supersede those made in the accompanying prospectus. You should read both this prospectus supplement and the accompanying prospectus together with additional information described under the heading, “Where You Can Find More Information.”

You should rely only on the information we have provided or incorporated by reference in this prospectus supplement or in the accompanying prospectus. We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus supplement or in the accompanying prospectus. This prospectus supplement is an offer to sell only the shares of common stock and warrants to purchase shares of common stock offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. You should assume that the information contained in this prospectus supplement and in the accompanying prospectus is accurate only as of their respective dates and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus supplement or the accompanying prospectus or any sale of shares of our common stock or warrants to purchase shares of our common stock.

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ABOUT THIS PROSPECTUS SUPPLEMENT

We provide information to you about this offering of shares of our common stock and warrants to purchase shares of our common stock in two separate documents:

•                  this prospectus supplement, which provides specific information regarding the terms of this offering; and

•                  the accompanying prospectus, which provides general information, some of which may not apply to this offering.

Generally, when we refer to this “prospectus,” we are referring to both documents combined.  Additional information is incorporated by reference in this prospectus.  See “Where You Can Find More Information.”  If information in this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on this prospectus supplement.

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PROSPECTUS SUMMARY

This summary highlights selected information about us and this offering. This information is not complete and does not contain all the information you should consider before investing in the securities offered pursuant to this prospectus. You should carefully read this entire prospectus, including the “Risk Factors” section of this prospectus, which begins on page S-4 and the financial statements and the other information incorporated by reference, before making an investment decision.

About Favrille, Inc.

Our Business

Favrille, Inc. is a biopharmaceutical company focused on the development and commercialization of targeted immunotherapies for the treatment of cancer and other diseases of the immune system. We have developed a proprietary technology that enables us to manufacture active immunotherapy products that are designed to stimulate a patient’s immune system to mount a specific and sustained response to disease. Our lead product candidate, FavId®, is an active immunotherapy for the treatment of B-cell non-Hodgkin’s lymphoma, or NHL. We initiated a pivotal Phase 3 clinical trial of FavId in patients with follicular B-cell NHL in July 2004 and completed patient enrollment in January 2006 with 349 patients randomized into the trial. The primary endpoint for the trial is time to disease progression, or TTP.

We believe FavId may be effective in treating other types of B-cell NHL. Four additional Phase 2 clinical trials of FavId are ongoing. One of these clinical trials is being conducted under a separate physician-sponsored Investigational New Drug, or IND, application in the United States. Moreover, we believe our active immunotherapy expertise and proprietary manufacturing technology may enable us to develop additional product candidates for other oncology indications, such as T-cell lymphoma, and for autoimmune diseases.  In June 2006, we received an allowance from the Food and Drug Administration, or FDA, for an IND for our second product candidate, FAV-201, for the treatment of cutaneous T-cell lymphoma.

In addition, we acquired a panel of optimized anti-CD20 antibodies along with corresponding patents and an exclusive, royalty-free license to selected pending patents for commercialization of the panel from Diversa Corporation (now Verenium Corporation) in June 2007. The acquisition of these anti-CD20 antibodies is an extension of our commitment to developing next generation treatment approaches for B-cell NHL. Access to this panel may also allow us to explore the use of these products alone or in combination in therapeutic areas outside the oncology market. We are currently initiating a plan to select a preferred candidate for preclinical studies.

We have exclusive worldwide commercialization rights to all of our product candidates.

Recent Developments

According to our Special Protocol Assessment with the FDA, the triggers for analysis of the primary endpoint of our pivotal Phase 3 trial are either a specified number of patient progressions or a predetermined trial duration. As previously communicated, we have experienced a slowing in the rate of progressions over the past several months. As a result, we have shifted our focus for data cutoff and analysis to trial duration rather than the number of progressions.

On October 25, 2007, we announced that an independent Data Monitoring Board, or DMB, was recently convened to assess TTP for patients in the control group of our Phase 3 trial. The DMB assessment, which was conducted in accordance with the clinical protocol under our SPA, indicated that the control group behavior is consistent with data reported in the published literature on which we based our assumptions for trial design and statistical analysis. Based in part on the guidance provided by the DMB, we have determined April 2008 to be the appropriate time for data cutoff of the Phase 3 trial. We anticipate that the analysis of the data will be completed and made available no later than July 2008.

Risks Associated with Our Business

Our business is subject to numerous risks, as more fully described in the section entitled “Risk Factors” immediately following this summary. As of September 30, 2007, we had not generated any revenues, and we had financed our operations and internal growth through the sale of our equity securities and equipment and leasehold debt financings. We are a development stage company and have incurred significant losses since our inception in 2000, as we have devoted substantially all of our efforts to research and development activities, including clinical trials. As of September 30, 2007, our deficit accumulated during the development stage was approximately $191 million. We expect to incur substantial and increasing losses for the next several years as we:

•                  continue to develop and prepare for the commercialization of our lead product candidate, FavId;

•                  expand our research and development programs;

•                  expand our current manufacturing capabilities to support commercial manufacturing of FavId; and

•                  acquire or in-license oncology products that are complementary to our own.

Corporate Information

We were incorporated in Delaware in January 2000. Our principal executive offices are located at 10445 Pacific Center Drive, San Diego, California 92121, our general telephone number at that address is (858) 526-8000 and our web site is located at www.favrille.com. The information on, or that can be accessed through, our web site is not incorporated by reference in this prospectus, and you should not consider it to be a part of this prospectus. Our web site address is included as an inactive textual reference only. Unless otherwise stated, all references to “us,” “our,” “Favrille,” “we,” “the Company” and similar designations refer to Favrille, Inc. Our logo, trademarks and service marks are the property of Favrille.

The Offering

Common stock offered by us	7,416,520 shares

Common stock to be outstanding after the offering	41,169,621 shares

Warrants

Warrants to purchase 4,449,910 shares of common stock will be offered in this offering. The warrants will be exercisable on or before November 7, 2012 at an exercise price of $2.77 per share of common stock. This prospectus also relates to the offering of the shares of common stock issuable upon exercise of the warrants.

Use of proceeds

We intend to use the proceeds from this offering to fund our efforts to obtain FDA approval for FavId, to prepare for commercial launch of FavId and for other general corporate purposes. See “Use of Proceeds” on page S-25.

Risk factors	See “Risk Factors” beginning on page S-4 for a discussion of factors you should consider carefully before deciding to invest in our common stock and warrants to purchase our common stock.

The Nasdaq Global Market symbol	FVRL

The number of shares of our common stock that will be outstanding immediately after the offering is based on 33,753,101 shares outstanding as of October 31, 2007. The number of outstanding shares excludes:

•                  3,371,787 shares issuable as of October 31, 2007 upon the exercise of warrants outstanding prior to this offering, at a weighted average exercise price of $5.14 per share;

•                  4,449,910 shares issuable upon the exercise of warrants to be issued in this offering, at an exercise price of $2.77 per share;

•                  1,673,333 shares issuable upon the exercise of outstanding options that had vested as of October 31, 2007, at a weighted average exercise price of $2.98 per share; and

•                  2,854,775 shares issuable upon the exercise of outstanding options that had not vested as of October 31, 2007, at a weighted average exercise price of $3.91 per share.

Unless otherwise stated, outstanding share information throughout this prospectus supplement excludes such outstanding options and warrants to purchase shares of common stock.

RISK FACTORS

Investing in our common stock involves a high degree of risk. Before deciding whether to invest in our common stock, you should consider carefully the risk factors described below, as well as in our subsequent filings with the SEC. If any of these risks actually occur, our business, financial condition, results of operations or cash flow could be seriously harmed. This could cause the trading price of our common stock to decline, resulting in a loss of all or part of your investment.

Risks Related to the Development of Our Product Candidates

Failure to obtain product approvals by the FDA could harm our business.

We are subject to rigorous and extensive regulation by the FDA. In the United States, our biologic product candidates, currently in the preclinical and clinical stages of development, cannot be marketed until they are approved by the FDA. Obtaining FDA approval involves the submission of the results of preclinical studies and clinical trials of the product candidates, among other information. We may not be able to obtain FDA approval, and, even if we are able to do so, the approval process typically takes many years and requires the commitment of substantial effort and financial resources. The FDA can delay, limit or deny approval of a biologic product candidate for many reasons, including:

•                  the FDA may not find that the biologic product candidate is sufficiently safe or effective;

•                  FDA officials may interpret data from preclinical testing and clinical trials differently than we do; and

•                  the FDA may not find our manufacturing processes or facilities satisfactory.

In addition, the specific active immunotherapy technology on which FavId is based is a relatively new form of cancer therapy that presents novel issues for the FDA to consider, which may make the regulatory process especially difficult.

We cannot assure you that any of our product candidates in development will be approved in the United States in a timely fashion, or at all. Failure to obtain regulatory approval of our product candidates in a timely fashion, or at all, would prevent or delay us from marketing or selling any products and, therefore, from generating revenues from their sale. If this occurs, we may be unable to generate sufficient revenues to attain or maintain profitability, our ability to raise additional capital will be impaired and our stock price may be negatively affected. In addition, both before and after approval, we are subject to numerous FDA requirements covering, among other things, testing, manufacturing, quality control, labeling, advertising, promotion and export of biologics. Failure to comply with the law, including statutes and regulations, administered by the FDA, could result in, among others, any of the following actions:

•      warning letters;

•      fines and other civil penalties;

•      unanticipated expenditures;

•      delays in approving or refusal to approve a product candidate;

•      product recall or seizure;

•      interruption of production;

•      operating restrictions;

•      injunctions; and

•      criminal prosecution.

We are dependent on the success of our lead product candidate, FavId, and we cannot be certain that it will be commercialized.

We have expended significant time, money and effort in the development of our lead product candidate, FavId, which is still in clinical development, has not yet received regulatory approval and may never be commercialized. In order to commercialize FavId, we will need to demonstrate to the FDA and other regulatory agencies that it satisfies rigorous standards of safety and effectiveness. We completed patient enrollment in a pivotal Phase 3 clinical trial of FavId following Rituxan for the treatment of follicular B-cell NHL in January 2006.

We are also evaluating FavId for use in other B-cell NHL indications. However, even if we were to receive regulatory approval of FavId for the treatment of follicular B-cell NHL or the other indications we are exploring, our ability to successfully commercialize FavId could be jeopardized by the emergence of a competitive product that exhibits greater efficacy, longer duration of response or other benefits. In addition, because our initial regulatory and marketing strategy contemplates the administration of FavId to patients following treatment with Rituxan, the commercial opportunity for FavId may be limited by the degree to which oncologists continue to use Rituxan to treat indolent B-cell NHL. Furthermore, to the extent FavId fails to gain market acceptance for its initial indication, it may be more difficult for us to generate sufficient credibility with physicians and patients to commercialize FavId for other indications.

Other than FavId, we have only three other product development programs, which are at significantly earlier stages of development.  In June 2006, we received an allowance from the FDA for an IND for a product candidate, FAV-201, for the treatment of cutaneous T-cell lymphoma. We have ongoing preclinical studies to assess the applicability of our technology to autoimmune diseases, with an initial focus on multiple sclerosis. In June 2007, we acquired a series of optimized anti-CD20 antibodies from Diversa Corporation (now Verenium Corporation). We are currently initiating a plan to select a preferred candidate for preclinical studies. We cannot be certain that we will be able to successfully develop any product candidate from these development programs. We cannot be certain that the clinical development of FavId or any other product candidate in preclinical testing or clinical trials will be successful, that it will receive the regulatory approvals required to commercialize it, or that any of our other research programs will yield a product candidate suitable for entry into clinical trials. If we are unable to commercialize FavId or our other product candidates, we may be unable to generate sufficient revenues to attain or maintain profitability, our ability to raise additional capital will be impaired and our stock price may be negatively affected.

Before we can seek regulatory approval of any of our product candidates, we must successfully complete clinical trials, which are uncertain.

Conducting clinical trials is a lengthy, time-consuming and expensive process, and the results of these trials are inherently uncertain. We have completed enrollment of patients in several Phase 2 clinical trials of FavId involving over 130 indolent B-cell NHL patients and are currently conducting follow-up evaluation of those patients. We completed enrollment of patients in a pivotal double-blind, placebo controlled Phase 3 clinical trial of FavId for the treatment of follicular B-cell NHL in January 2006 with 349 randomized patients. During the week of November 6, 2006, our independent Data Monitoring Board, or DMB, completed a planned interim analysis of data from the secondary endpoint, overall response improvement, in the first 226 patients enrolled in the trial. The DMB concluded that the interim analysis did not demonstrate a statistically significant difference between treatment and control groups in the secondary endpoint. On October 25, 2007, we announced that the DMB was recently convened to assess TTP for patients in the control group of our Phase 3 trial. The DMB assessment, which was conducted in accordance with the clinical protocol under our SPA, indicated that the control group behavior is consistent with data reported in the published literature on which we based our assumptions for trial design and statistical analysis. Based in part on the guidance provided by the DMB, we have determined April 2008 to be the appropriate time for data cutoff of the Phase 3 trial. We anticipate that the analysis of the data will be completed and made available no later than July 2008. However, we cannot guarantee when the necessary data from the trial will be available, and accordingly, we may not be able to complete final analysis of the TTP data within the projected time frame.

Moreover, we cannot guarantee that the control group behavior will ultimately be consistent with data reported in the published literature on which we based our assumptions for trial design and statistical analysis.

Four additional Phase 2 clinical trials of FavId are ongoing.  In June 2006, we received an allowance from the FDA for an IND for our second product candidate, FAV-201, for the treatment of cutaneous T-cell lymphoma.

We have received a Special Protocol Assessment, or SPA, from the FDA for our pivotal Phase 3 clinical trial of FavId. In the SPA process, the FDA reviewed the design, size and planned analysis of our Phase 3 clinical trial and provided comments regarding the trial’s adequacy to form a basis with respect to effectiveness for approval of a Biologics Licensing Application, or BLA, if the trial meets its predetermined objectives. We will not be able to file a BLA for FavId until after we complete the analysis of the primary endpoint, TTP, of our ongoing pivotal Phase 3 clinical trial, which we anticipate will be completed and made available no later than July 2008, or at all. The FDA’s written agreement is binding, except in limited circumstances, such as when a substantial scientific issue essential to determining the safety or effectiveness of a product candidate is identified after the Phase 3 clinical trial has commenced. Despite having received an SPA, we may be required to conduct an additional Phase 3 clinical trial of FavId for the treatment of indolent B-cell NHL before we can apply for regulatory approval. Although the FDA typically requires successful results in two Phase 3 clinical trials to support marketing approval, the FDA has, on several occasions, approved products based on a single Phase 3 clinical trial that demonstrates a high level of statistical significance where there is an unmet need for a life-threatening condition. We currently plan to seek FDA approval of FavId based on our ongoing pivotal Phase 3 clinical trial alone. In the event that the FDA requires the results of a second Phase 3 clinical trial before accepting a BLA or before granting marketing approval of FavId, our launch of FavId would be delayed, possibly by several years, and we would incur significant costs in conducting the additional trial.

The preliminary, blinded clinical data reported from time to time prior to the release of the final results of our pivotal Phase 3 clinical trial and the preliminary clinical data from our Phase 2 clinical trials have not been fully audited and have been taken from databases that have not been fully reconciled against medical records kept at the clinical sites or that may not include the most current information on patient disease progressions.  The data released may not be indicative of the final results of our pivotal Phase 3 clinical trial or any other clinical trial of FavId.  Failure can occur at any stage of testing.  We do not know whether our Phase 3 clinical trial or any future clinical trials will demonstrate safety and efficacy sufficient to result in marketable products.  Our failure to adequately demonstrate the safety and efficacy of FavId will prevent us from obtaining regulatory approval for, or commercializing, FavId.

Completion of necessary clinical trials may take several years or more. Our commencement and rate of completion of clinical trials may be delayed by many factors, including:

•      ineffectiveness of the product candidate, or perceptions by physicians that the product candidate is not safe or effective for a particular indication;

•      inability to manufacture sufficient quantities of the product candidate for use in clinical trials;

•      delay or failure in obtaining approval of our clinical trial protocols from the FDA;

•      slower than expected rate of patient recruitment and enrollment;

•      inability to adequately follow and monitor patients after treatment;

•      difficulty in managing multiple clinical sites;

•      unforeseen safety issues; and

•      government or regulatory delays.

Even if we achieve positive interim results in clinical trials, these results do not necessarily predict final results, and positive results in early trials may not be indicative of success in later trials. A number of companies in the pharmaceutical industry have suffered significant setbacks in advanced clinical trials, even after promising results in earlier trials. Negative or inconclusive results or adverse medical events during a clinical trial could cause us to repeat or terminate a clinical trial or require us to conduct additional trials. Our clinical trials may be suspended at any time for a variety of reasons, including if the FDA or we believe the patients participating in our trials are exposed to unacceptable health risks or if the FDA finds deficiencies in the conduct of these trials.

Failures or perceived failures in our clinical trials will directly delay our product development and regulatory approval process, damage our business prospects, make it difficult for us to establish collaboration and partnership relationships, and negatively affect our reputation and competitive position in the pharmaceutical community.

Failure to enroll patients in our clinical trials may cause delays in developing FavId or any other product candidate.

We may encounter delays in development and commercialization, or fail to obtain marketing approval, of FavId or any other product candidate that we may develop if we are unable to enroll enough patients to complete clinical trials. Our ability to enroll sufficient numbers of patients in our clinical trials depends on many factors, including the size of the patient population, the nature of the protocol, the proximity of patients to clinical sites, the eligibility criteria for the trial and competing clinical trials. Although we completed patient enrollment in our pivotal Phase 3 clinical trial of FavId in January 2006, we have from time to time experienced slower-than-expected patient enrollment in our clinical trials and may do so in the future if additional clinical trials of FavId are required or if we clinically develop any of our other product candidates. Delays in planned patient enrollment may result in increased costs and harm our ability to complete our clinical trials and obtain regulatory approval.

The development of FavId requires the continued availability of two FDA-approved drugs: GM-CSF and Rituxan.

Administration of FavId requires an adjuvant, which is a substance that is used to enhance the immune response. We use a white blood cell growth factor known as GM-CSF, which is commercially available solely from Bayer HealthCare Pharmaceuticals (formerly Berlex Laboratories, Inc.), as an adjuvant for FavId. GM-CSF is an FDA-approved and commercially available drug that may be purchased by physicians.  In February 2007, we entered into a clinical supply and study agreement with Berlex for clinical trials of FavId performed in the United States, prior to which time we relied on purchase orders to purchase GM-CSF from Berlex.  If we require GM-CSF for use in clinical trials outside the United States, or for use in other clinical trials not covered by our agreement with Berlex, we will need to rely on purchase orders for such purchases.  Our current strategy for the initial commercialization of FavId involves the administration of FavId following treatment with Rituxan. Rituxan is a passive immunotherapy for patients with NHL, which is also FDA-approved and is commercially available solely from Genentech, Inc. and Biogen Idec Inc. We currently rely on physicians to order and administer Rituxan to patients prior to the administration of FavId in our registration trial. If GM-CSF or Rituxan were to become unavailable as a result of regulatory actions, supply constraints or other reasons, our ability to continue the clinical development of FavId would be jeopardized.

Risks Related to Our Financial Results and Need for Financing

We have incurred significant operating losses since inception and anticipate that we will continue to incur substantial losses and negative cash flow from operations for the foreseeable future.

We are a development stage company with a limited operating history. We have financed our operations through private placements of common stock and warrants, an initial public offering of our common stock and equipment and leasehold debt financing. We have incurred losses in each year since our inception in 2000. For the three and nine months ended September 30, 2007, the Company reported net losses of $12.3 million, or $0.37 per share, and $35.2 million, or $1.10 per share, respectively, compared to a net loss of $9.6 million, or $0.33 per share, and $30.3 million, or $1.13 per share, for the same periods in 2006.  These losses, among other things, have had and will continue to have an adverse effect on our stockholders’ equity and working capital. We expect to incur substantial operating losses for at least the next several years. This is due primarily to the expansion of our clinical trials and research and development programs, preparations to manufacture FavId on a commercial scale, and selling, general and administrative expenses. We also have substantial lease and debt obligations related to our new manufacturing and headquarters facilities impacting our operating expenses. We expect that our losses will fluctuate from quarter to quarter and that these fluctuations may be substantial. We cannot guarantee that we will successfully develop, manufacture, commercialize or market any products. As a result, we cannot guarantee that we will ever achieve or sustain product revenues or profitability.

We currently have no source of revenue and may never become profitable.

Our ability to become profitable will depend upon our ability to generate revenue. To date, FavId has not generated any revenue, and we do not know when or if FavId will generate revenue. Our ability to generate revenue depends on a number of factors, including our ability to:

•      successfully complete clinical trials for FavId;

•      obtain regulatory approval for FavId, including regulatory approval for our commercial scale manufacturing facility and process;

•      manufacture commercial quantities of FavId at acceptable cost levels; and

•      successfully market and sell FavId.

We do not anticipate that we will generate revenues until 2009, at the earliest. Further, we do not expect to achieve profitability for at least several years after generating material revenues. If we are unable to generate revenue, we will not become profitable, and we may be unable to continue our operations.

We will need substantial additional funds to continue operations, which we may not be able to raise on favorable terms, or at all.

We will need substantial additional funds for existing and planned preclinical studies and clinical trials, to continue research and development activities, for lease and debt obligations related to our manufacturing and headquarter facilities, and to establish manufacturing and marketing capabilities for any products we may develop. In addition, because we do not expect to generate revenues from the sale of our product candidates for several years, if at all, we will also need to raise additional capital to fund our operations.

We believe that our cash, cash equivalents and short-term investments, which were approximately $20.9 million at September 30, 2007 and access to the Committed Equity Financing Facility, or CEFF, through Kingsbridge Capital Limited, will be sufficient to meet our projected operating requirements through the middle of 2008. We will need to raise additional funds in order to commercialize FavId. Our forecast of the period of time through which our financial resources will be adequate to support our operations is a forward-looking statement and involves risks and uncertainties, and actual results could vary as a result of a number of factors, including the factors discussed elsewhere in this prospectus. We have based this estimate on assumptions that may prove to be wrong, and we could utilize our available capital resources sooner than we currently expect.

Our future capital requirements or the adequacy of our available funds will depend on many factors, including, but not limited to:

•      the results of our ongoing pivotal Phase 3 clinical trial of FavId;

•      magnitude and cost of our product development efforts and other research and development activities;

•      rate of progress toward obtaining regulatory approval for our product candidates;

•      costs of filing, prosecuting, defending and enforcing our patent claims and other intellectual property rights;

•      our ability to establish and maintain collaborative, licensing or other arrangements for the development, sale, marketing or distribution of our product candidates and the terms of those arrangements;

•      effects of competing technological and market developments;

•      the cost of expansion of our current facility for commercial production or the construction of a large separate commercial-scale production facility; and

•      the success of the commercialization of FavId.

Future capital requirements will also depend on the extent to which we acquire or invest in businesses, products and technologies, but we currently have no commitments or agreements relating to any of these types of transactions.

To that end, on June 20, 2006, we filed a shelf registration statement with the SEC on Form S-3 pursuant to which we may periodically sell up to $60 million in debt securities, common stock or warrants to purchase debt securities or common stock.  In February 2007, we sold $10 million of common stock pursuant to the shelf registration statement.  Additionally, we have entered into the CEFF pursuant to which Kingsbridge committed to purchase, subject to certain conditions, up to $40.0 million of our common stock.   In July 2007, we sold 462,195 shares of common stock to Kingsbridge pursuant to the CEFF for gross proceeds totaling $1.4 million. In September 2007, we issued an aggregate of 673,395 shares of our common stock to Kingsbridge at an aggregate purchase price of $1.9 million.   We may seek to access the public or private equity markets whenever conditions are favorable, even if we do not have an immediate need for additional capital at that time. Additional funding may not be available to us, and, if available, may not be on acceptable terms. If we raise additional funds by issuing equity securities, stockholders will incur immediate dilution. If adequate funds are not available to us, we may be required to delay, reduce the scope of, or eliminate one or more of our research, development and clinical activities. Alternatively, we may need to seek funds through arrangements with collaborative partners or others that require us to relinquish rights to technologies or product candidates that we would otherwise seek to develop or commercialize ourselves. Any of these events could have a material adverse effect on our business, results of operations, financial condition or cash flow.

Our committed equity financing facility with Kingsbridge may not be available to us if we elect to make a draw down, may require us to make additional “blackout” or other payments to Kingsbridge and may result in dilution to our stockholders.

In December 2006, we entered into the CEFF with Kingsbridge. The CEFF entitles us to sell and obligates Kingsbridge to purchase, from time to time over a period of 36 months, shares of our common stock for cash consideration up to an aggregate of $40.0 million, subject to specified conditions and restrictions. Kingsbridge will not be obligated to purchase shares under the CEFF unless specified conditions are met, which include a minimum price for our common stock; the accuracy of representations and warranties made to Kingsbridge; compliance with laws; and the effectiveness of a registration statement registering for resale the shares of common stock to be issued in connection with the CEFF. In addition, among other termination rights, Kingsbridge is permitted to terminate the CEFF by providing written notice to us within 10 business days after it obtains actual knowledge that an event has occurred resulting in a material and adverse effect on our business, operations, properties or financial condition (subject to specified exceptions, including conditions or events that are reasonably expected to occur in the ordinary course of our business). If we are unable to access funds through the CEFF, or if Kingsbridge terminates the CEFF, we may be unable to access capital on favorable terms, or at all. In July 2007, we issued an aggregate of 462,195 shares of our common stock to Kingsbridge at an aggregate purchase price of $1.4 million.   In September 2007, we issued an aggregate of 673,395 shares of our common stock to Kingsbridge at an aggregate purchase price of $1.9 million.

We are entitled, in certain circumstances, to deliver a “blackout” notice to Kingsbridge to suspend the use of this prospectus and prohibit Kingsbridge from selling shares under this prospectus for a certain period of time.  If we deliver a blackout notice in the 60 trading days following the settlement of a draw down and the volume weighted average price on the trading day immediately preceding the related blackout period is greater than the volume weighted average price on the first trading day following such blackout period, or if the registration statement of which this prospectus is a part is not effective in circumstances not permitted by our registration rights agreement with Kingsbridge, then we must make a payment to Kingsbridge, or issue Kingsbridge additional shares in lieu of this payment, calculated on the basis of a specified number of shares held by Kingsbridge immediately prior to the blackout period and the change in the market price of our common stock during the period in which the use of the registration statement is suspended.  If the trading price of our common stock declines during a suspension of the resale registration statement, the blackout or other payment could be significant.

Should we sell shares to Kingsbridge under the CEFF, or issue shares in lieu of a blackout payment, it will have a dilutive effect on the holdings of our current stockholders and may result in downward pressure on the price of our common stock. If we draw down amounts under the CEFF, we will issue shares to Kingsbridge at a discount of up to 10% from the volume weighted average price of our common stock. If we draw down amounts under the CEFF when our stock price is decreasing, we will need to issue more shares to raise the same amount than if our stock price was higher. Issuances in the face of a declining stock price will have an even greater dilutive effect than if our stock price were stable or increasing and may further decrease our stock price.

Future changes in financial accounting standards or practices or existing taxation rules or practices may cause adverse unexpected revenue or expense fluctuations and affect our reported results of operations.

A change in accounting standards or practices or a change in existing taxation rules or practices can have a significant effect on our reported results and may even affect our reporting of transactions completed before the change is effective. New accounting pronouncements and taxation rules and varying interpretations of accounting pronouncements and taxation practice have occurred and may occur in the future. Changes to existing rules or the questioning of current practices may adversely affect our reported financial results or the way we conduct our business.

Other Risks Related to Our Business and Industry

We currently depend on single source suppliers for critical raw materials for manufacturing. The loss of these suppliers could delay our clinical trials or prevent or delay commercialization of FavId.

We currently depend on single source suppliers for critical raw materials used in the manufacture of FavId. In particular, our manufacturing process for FavId requires a foreign protein derived from shellfish that is known as keyhole limpet hemocyanin, or KLH. We purchase KLH from biosyn Arzneimittel GmbH, or biosyn, which is currently the only supplier of KLH that has submitted the required filing, known as a drug master file, to the FDA. In November 2004, we entered into an eight-year supply and license agreement with biosyn under which biosyn has agreed to supply us with KLH and we have agreed to make payments upon the achievement of certain milestones and committed to annual KLH purchase requirements during the commercialization of FavId.  Either party may terminate the supply agreement upon a breach by the other party that is not cured within 60 days or other events relating to insolvency or bankruptcy. If we identify another supplier of KLH of suitable quality for our purposes, we will not be able to use the supplier as a second source of KLH for the commercial manufacture of FavId unless the KLH is tested to be comparable to the existing KLH.

In addition, we depend on a single source supplier for the cell growth media we use to produce FavId. We purchase this material from Expression Systems LLC, which in turn obtains several of the components used in the cell growth media from sole suppliers. In April 2007, we executed five-year supply and non-exclusive license agreements with Expression Systems. Each agreement is renewable for one three-year period at our option. Under the terms of the agreements, we have the right to purchase raw material components from Expression Systems and manufacture the cell growth media in-house.

Establishing additional or replacement suppliers for these materials may take a substantial amount of time. In addition, we may have difficulty obtaining similar materials from other suppliers that are acceptable to the FDA. If we have to switch to a replacement supplier, we may face additional regulatory delays and the manufacture and delivery of FavId, or any other product candidates that we may develop, could be interrupted for an extended period of time, which may delay completion of our clinical trials or commercialization. If we are unable to obtain adequate amounts of these materials, our clinical trials will be delayed. In addition, we will be required to obtain regulatory clearance from the FDA to use different materials that may not be as safe or as effective. As a result, regulatory approval of FavId, or any other product candidates that we may develop, may not be received at all.

We rely on third parties to conduct our clinical trials. If these third parties do not successfully carry out their contractual duties or meet expected deadlines, we may be delayed or may not be able to obtain regulatory approval for or commercialize FavId or any other product candidates that we may develop.

Our pivotal Phase 3 clinical trial of FavId for the treatment of follicular B-cell NHL is being conducted at 67 centers in the United States and will require long-term follow up of at least 342 patients randomized into the trial. One clinical trial of FavId is being conducted under the direction of a physician sponsor, rather than under our supervision. We do not have the ability to independently conduct clinical trials for FavId, or any other product candidate that we may develop, and we must rely on third parties, such as medical institutions and clinical investigators, including physician sponsors, to conduct our clinical trials. In particular, we will rely on these parties to recruit and enroll patients in our clinical trials. We also rely on third-party couriers to transport patient tissue samples and FavId. If any of the third parties upon whom we rely to conduct our clinical trials or transport patient tissue samples and immunotherapies do not comply with applicable laws, successfully carry out their obligations or meet expected deadlines, and need to be replaced, our clinical trials may be extended, delayed or terminated.

If the quality or accuracy of the clinical data obtained by medical institutions and clinical investigators, including physician sponsors and other third-party vendors involved in data management, is compromised due to their failure to adhere to applicable laws or our clinical protocols or for other reasons, we may not be able to obtain regulatory approval for or successfully commercialize FavId, or any other product candidates that we may develop. If any of our relationships with any of these organizations or individuals terminates, we believe that we would be able to enter into arrangements with alternative third parties. However, replacing any of these third parties would delay our clinical trials and could jeopardize our ability to commercialize FavId and our other product candidates on a timely basis, or at all.

Even if we obtain regulatory approval, we will continue to be subject to extensive government regulation that may cause us to delay the introduction of our products or withdraw our products from the market.

Even if we obtain regulatory approval for FavId or our other product candidates, we will still be subject to extensive regulation. These regulations will impact many aspects of our operations, including production, record keeping, quality control, adverse event reporting, storage, labeling, advertising, promotion and personnel. In addition, the later discovery of previously unknown problems may result in restrictions of the product candidates, including their withdrawal from the market. Furthermore, regulatory approval may subject us to ongoing requirements for post-marketing studies. If we or any third party that we involve in our operations fail to comply with any continuing regulations, we may be subject to, among other things, product seizures, recalls, fines or other civil penalties, injunctions, suspensions or revocations of marketing licenses, operating restrictions and criminal prosecution.

Before we can obtain marketing approval for or commercially distribute FavId, we must have a commercial-scale facility for the manufacture of FavId. In addition, the FDA and the California Department of Health Services must find our manufacturing facility and process satisfactory.

Our manufacturing methods, equipment and processes must comply with the FDA’s current Good Manufacturing Practices, or cGMP, requirements. We may also need to perform extensive audits of vendors, contract laboratories and suppliers. The cGMP requirements govern, among other things, record keeping, production processes and controls, personnel and quality control. We have only undertaken initial steps towards achieving compliance with these regulatory requirements. Additional steps will require expenditure of significant time, money and effort. We cannot predict the likelihood that the FDA will find our facility satisfactory, even if we believe that we have taken the necessary steps to achieve compliance. If we fail to comply with these requirements or fail to pass a pre-approval inspection of our manufacturing facility in connection with an application to obtain marketing approval for FavId or another product candidate, we would not receive regulatory approval, and we would be subject to possible regulatory action.

We manufacture FavId for our ongoing pivotal Phase 3 and for the planned and ongoing Phase 2 clinical trials at our facility in San Diego. We currently lease an 80,000 square foot facility in San Diego, California under a long-term lease agreement. Our pilot manufacturing facility consisted of approximately 26,000 square feet of space in the facility. Our facility was inspected and licensed by the California Department of Health Services. Our facility is subject to re-inspection at any time. Failure to maintain a license from the California Department of Health Services or to meet the inspection criteria of the California Department of Health Services would disrupt our manufacturing processes and prevent us from supplying FavId to patients. If an inspection by the California Department of Health Services indicates that there are deficiencies in our manufacturing process, we could be required to take remedial actions at potentially significant expense, and our facility may be temporarily or permanently closed.

We expanded and qualified our current facility for commercial scale manufacturing in order to commercialize FavId or any other product candidates that we may develop. We completed construction to expand this facility during the second quarter of 2007 and are currently validating the expanded  facility to comply with cGMP requirements. The entire 80,000 square foot facility will be dedicated to manufacturing. We cannot assure you that we would be able to meet commercial demand for FavId in this facility. Additionally, we may require a larger production facility to meet the demand for FavId if it is approved. We would need to raise additional debt or equity capital to finance construction of the larger facility. Such financing may not be available or, if available, may not be obtained on terms favorable to us or our stockholders.

Preparing a facility for commercial manufacturing may involve unanticipated delays and the costs of complying with FDA regulations may be significant. In addition, any material changes we make to the manufacturing process after approval may require approval by the FDA and state regulatory authorities. Obtaining these approvals is a lengthy, involved process, and we may experience delays that could limit our ability to manufacture commercial quantities, increase our costs and adversely affect our business.

We may experience difficulties in manufacturing FavId or any other product candidates that we may develop, which could prevent us from completing our ongoing clinical trials and commercializing these product candidates.

Manufacturing FavId is a complex, multi-step process that requires us to expend significant time, money and effort in production, record keeping and quality systems to assure that FavId will meet product specifications and other regulatory requirements. To date, we have manufactured FavId only for use in Phase 2 and Phase 3 clinical trials and have no experience in manufacturing FavId for the commercial quantities that might be required if we receive regulatory approval. In particular, we cannot be sure that we will be able to manufacture FavId at a cost that would enable commercial use. We may experience any of the following problems in our efforts to manufacture our product candidates for our expanding clinical trials or on a commercial scale:

•      failure to obtain a sufficient supply of key raw materials;

•      difficulties in completing the development and validation of the specialized assays required to ensure the consistency of our product candidates, including FavId;

•      difficulties in obtaining adequate tumor samples from treating physicians and hospitals;

•      difficulties in manufacturing FavId for multiple patients simultaneously;

•      difficulties in the timely shipping of tumor samples to us or in the shipping of FavId to the treating physicians due to errors by third-party couriers, transportation restrictions or other reasons;

•      failure to ensure adequate quality control and assurance in the manufacturing process as we increase the production quantities of FavId;

•      difficulties in establishing and effectively managing a commercial-scale manufacturing facility;

•      failure to comply with regulatory requirements, such as FDA regulations and environmental laws;

•      significant changes in regulatory requirements;

•      damage to or destruction of our manufacturing facility or equipment;

•      difficulty in qualifying a second-source supplier for certain critical equipment; and

•      shortages of qualified personnel.

In addition, because our manufacturing process only begins upon our receipt of a patient’s tumor biopsy, we cannot produce inventory reserves of our product candidate to be stored in anticipation of any of these potential manufacturing problems. The failure to produce an adequate supply of FavId could delay our clinical trials and, in turn, delay submission of a BLA for FavId and commercial launch. Similarly, any difficulties we experience in the manufacture and supply of other product candidates, such as FAV-201, would delay the clinical trials of those product candidates.

If our manufacturing facility is damaged or destroyed, our ability to manufacture products will be significantly affected, which could delay or prevent completion of our clinical trials and commercialization of FavId or any other product candidates that we may develop.

We currently rely on the availability and condition of our manufacturing facility in San Diego to manufacture FavId. We lease the property where this facility is located under a lease agreement that expires June 30, 2025, but may be extended at our option for two additional five-year periods. After that time, we may not be able to negotiate a new lease for our facility. If our current facility or any additional facility we may construct or acquire, or our equipment in such facilities is damaged or destroyed, we will not be able to quickly or inexpensively replace our manufacturing capacity. This would significantly affect our ability to complete clinical trials of, and to manufacture and commercialize, FavId, or any other product candidates that we may develop.

In addition, our facilities have been subject to electrical blackouts as a result of a shortage of available electrical power. Although we have back-up emergency power generators to cover energy needs for key support systems, a lengthy outage could disrupt the operations of our facilities and clinical trials. While we carry business interruption insurance, this insurance may not be adequate. Any significant business interruption could cause delays in our product development and harm our business.

If we do not develop a sufficient sales and marketing force or enter into agreements with third parties to sell and market FavId, we may not be able to successfully commercialize our products, which would limit our ability to earn product revenues.

We have exclusive worldwide rights to FavId. If we are successful in obtaining BLA approval or foreign marketing approval for FavId, we will need to establish sales and marketing capabilities. In the United States, we plan to do this either by establishing our own sales force or by entering into a co-promotion arrangement with a sales and distribution partner. Outside of the United States, we plan to establish strategic collaborations for the development and marketing of FavId.

We do not presently possess the resources or experience necessary to market FavId or our other product candidates ourselves, and we currently have no arrangements for the promotion or distribution of our product candidates. Our future commercial success will depend on our ability to establish our own sales and marketing infrastructure or to collaborate with third parties that have greater sales and marketing experience and resources. Developing effective internal sales and marketing capabilities, which would include the hiring of a sales force, would require a significant amount of our financial resources and time.

We may be unable to establish and manage an effective sales force in a timely or cost-effective manner, or at all, and any sales force we do establish may not be capable of generating demand for FavId or any other product candidate we may develop. In addition, if we cannot enter into co-promotion arrangements in the United States, or other strategic collaborations for the development and marketing of FavId in other countries, in a timely manner and on acceptable terms, we may not be able to successfully commercialize FavId or any other product candidate that we may develop.

To the extent that we enter into arrangements with third parties to perform sales, marketing and distribution services, our product revenues are likely to be lower than if we directly marketed and sold FavId, or any other product candidates that we may develop. If we are unable to establish adequate sales, marketing and distribution capabilities, independently or with others, we will not be able to generate product revenue and will not become profitable.

If physicians and patients do not use any of our products that may be approved, our ability to generate revenue in the future will be limited.

If approved, FavId and other product candidates that we may develop may not gain market acceptance among physicians, healthcare payors, patients and the medical community. Demand for any approved product that we may develop will depend on many factors, including:

•      our ability to provide acceptable evidence of safety and efficacy;

•      convenience and ease of administration;

•      availability of alternative treatments;

•      cost effectiveness;

•      continuing widespread use of Rituxan to treat our initial target disease market;

•      effectiveness of our regulatory and marketing strategies;

•      prevalence and severity of adverse side effects;

•      publicity concerning our products or competitive products; and

•      our ability to obtain third-party coverage or reimbursement.

Furthermore, to the extent FavId fails to gain market acceptance for its initial indication, it may be more difficult for us to generate sufficient credibility with physicians and patients to commercialize FavId for other indications.

If we are unable to obtain acceptable prices or adequate coverage and reimbursement from third-party payors for FavId, or any other product candidates that we may develop, our revenues and prospects for profitability will suffer.

Our ability to commercialize FavId, or any other product candidates that we may develop, depends on the extent to which coverage and reimbursement for FavId, or any other product candidates that we may develop, will be available from:

•      governmental payors, such as Medicare and Medicaid;

•      private health insurers, including managed care organizations; and

•      other third-party payors.

Many patients will not be capable of paying for FavId, or any other product candidates that we may develop, themselves and will rely on third-party payors to pay for their medical needs. The federal and state governments, insurance companies, managed care organizations and other third-party payors are actively seeking to contain or reduce costs of health care in the United States and exert increasing influence on decisions regarding the use of, and reimbursement levels for, particular treatments. Such third-party payors, including Medicare, are scrutinizing newly approved medical products and services and may not cover or may limit coverage and reimbursement for our product candidates. In particular, third-party payors may limit the indications for which they will reimburse patients who use FavId, or any other product candidates that we may develop. Cost-control initiatives could cause us to decrease the price we might establish for FavId, or any other product candidates that we may develop, which would result in lower product revenues. If the prices for FavId, or any other product candidates that we may develop, decrease or if governmental and other third-party payors do not provide adequate coverage and reimbursement levels for FavId, or any other product candidates that we may develop, our revenue and prospects for profitability will suffer.

If we are unable to establish or manage strategic collaborations in the future, our revenue and product development may be limited.

Our strategy may include reliance on strategic collaborations for co-promotion of FavId in the United States. In addition, we expect to rely on strategic collaborators for commercialization of FavId outside of the United States and, to an even greater extent, for worldwide development and commercialization of product candidates and programs for chronic autoimmune diseases, such as multiple sclerosis. To date, we have not entered into any agreements with third parties for any of these services.

Establishing strategic collaborations is difficult and time-consuming. Our discussions with potential collaborators may not lead to the establishment of new collaborations on favorable terms, or at all. For example, potential partners may reject collaborations based upon their assessment of our financial, regulatory or intellectual property position. If we successfully establish new collaborations, these relationships may never result in the successful development or commercialization of our product candidates or the generation of sales revenue. To the extent that we enter into co-promotion or other collaborative arrangements, our product revenues are likely to be lower than if we directly marketed and sold any products that we may develop.

Management of any collaborative relationship we may establish in the future will require:

•      significant time and effort from our management team;

•      coordination of our research and development programs with the research and development priorities of our collaborators; and

•      effective allocation of our resources to multiple projects.

If we enter into development or commercialization collaborations, our success will in part depend on the performance of our corporate collaborators. We will not directly control the amount or timing of resources devoted by our corporate collaborators to activities related to our product candidates. Our corporate collaborators may not commit sufficient resources to our research and development programs or the commercialization, marketing or distribution of our product candidates. If any corporate collaborator fails to commit sufficient resources, our preclinical or clinical development related to the collaboration could be delayed or terminated. Also, our collaborators may pursue development or commercialization of other products, product candidates or alternative technologies in preference to our product candidates. Finally, our collaborators may terminate our relationships, and we may be unable to establish additional corporate collaborations in the future on acceptable terms, or at all.

Our efforts to discover, develop and commercialize new product candidates beyond FavId are at an early stage and are subject to a high risk of failure.

Our strategy is focused on the research, development and commercialization of targeted immunotherapies for the treatment of cancer and other diseases of the immune system. The process of successfully developing product candidates is very time-consuming, expensive and unpredictable. We have only recently begun to direct significant effort toward the development of product candidates in addition to FavId, such as FAV-201 for T-cell lymphoma and a preclinical product candidate for the treatment of multiple sclerosis. In addition, we acquired a series of optimized anti-CD20 antibodies in June 2007. We are currently initiating a plan to select a preferred candidate for initiating preclinical studies.

We do not know whether our planned preclinical studies or clinical trials for these other product candidates will begin on time or be completed on schedule, or at all. In addition, we do not know whether these clinical trials will result in marketable products. Typically, there is a high rate of attrition for product candidates in preclinical and clinical trials. We do not anticipate that any of our product candidates will reach the market for at least several years.

We may not identify, develop or commercialize any additional new product candidates from our proprietary active immunotherapy technology. Our ability to develop successfully any of these product candidates depends on our ability to demonstrate safety and efficacy in humans through extensive preclinical testing and clinical trials and to obtain regulatory approval from the FDA and other regulatory authorities. Development of our product candidates will also depend substantially upon the availability of funding for our research and development programs.

If our competitors develop and market products that are more effective than our existing product candidates or others we may develop, or obtain marketing approval before we do, our commercial opportunity may be reduced or eliminated.

The development and commercialization of new pharmaceutical products for the treatment of cancer and autoimmune diseases is competitive, and we will face competition from numerous sources, including major pharmaceutical companies, specialty pharmaceutical companies and biotechnology companies worldwide. Many of our competitors have substantially greater financial and technical resources and development, production and marketing capabilities than we do. In addition, many of these companies have more experience than we do in preclinical testing, clinical trials and manufacturing of biologic therapeutics, as well as in obtaining FDA and foreign regulatory approvals. We will also compete with academic institutions, governmental agencies and private organizations that are conducting research in the fields of cancer and autoimmune disease. Competition among these entities to recruit and retain highly qualified scientific, technical and professional personnel and consultants is also intense.

We are aware of a number of companies that are developing active immunotherapies to treat B-cell NHL. Genitope Corporation is evaluating its idiotype immunotherapy product candidate in a Phase 3 clinical trial in patients with follicular B-cell NHL who are in remission following prior treatment with chemotherapy. Antigenics, Inc. completed a Phase 2 clinical trial evaluating its active immunotherapy candidate in indolent NHL patients. The NCI is also conducting a Phase 3 clinical trial of an active idiotype immunotherapy in collaboration with Accentia Biopharmaceuticals.

Several companies are engaged in the development and commercialization of passive immunotherapy products for the treatment of B-cell NHL that may compete with FavId. Genentech and Biogen Idec are co-marketing Rituxan for the treatment of relapsed or refractory, indolent B-cell NHL. Cell Therapeutics, Inc. is marketing Zevalin, a passive radioimmunotherapy product. GlaxoSmithKline plc currently markets Bexxar, a passive radioimmunotherapy product.

The most recent advances in the treatment of B-cell NHL have involved the combination of existing products and changes to approved schedules and doses, particularly for Rituxan. Numerous clinical trials reported in recent years have indicated that additional doses of Rituxan and maintenance dosing of Rituxan can improve TTP in patients who respond to therapy. Combination therapies involving chemotherapeutic or immunostimulatory drugs in combination with Rituxan at various doses and schedules may provide patients with an increase in TTP over that expected with Rituxan alone. Accordingly, we may face competition as a result of developments in this area.

We expect that our ability to compete effectively will depend upon our ability to:

•      successfully and rapidly complete clinical trials and obtain all requisite regulatory approvals in a cost-effective manner;

•      reliably and cost-effectively manufacture sufficient quantities of our products;

•      maintain a proprietary position for our manufacturing process and other technology;

•      price our products competitively;

•      obtain appropriate reimbursement approvals for our products;

•      establish an adequate sales and marketing force for our products; and

•      attract and retain key personnel.

In addition, our ability to compete effectively will depend on the relative efficacy and safety of other active immunotherapy products approved for sale as compared to our own products.

We are subject to new legislation, regulatory proposals and managed care initiatives that may increase our costs of compliance and adversely affect our ability to market our products, obtain collaborators and raise capital.

There have been a number of legislative and regulatory proposals aimed at changing the healthcare system and pharmaceutical industry, including reductions in the cost of prescription products and changes in the levels at which consumers and healthcare providers are reimbursed for purchases of pharmaceutical products. For example, the Prescription Drug and Medicare Improvement Act of 2003 was recently enacted. This legislation provides for a Medicare prescription drug benefit which began in 2006 and mandates other reforms. Although we cannot predict the full effects on our business of the implementation of this new legislation, it is possible that the new benefit, which will be managed by private health insurers, pharmacy benefit managers and other managed care organizations, will result in decreased reimbursement for prescription drugs, which may further exacerbate industry-wide pressure to reduce the prices charged for prescription drugs. This could harm our ability to market our products and generate revenues. However, we expect that FavId will be administered under the supervision of a physician and, therefore, fall outside of the prescription drug legislation.

We depend on attracting and retaining key scientific and management personnel to advance our technology, and the loss of these personnel could impair the development of our products.

Our success depends on our continued ability to attract, retain and motivate highly qualified management, clinical and scientific personnel and on our ability to develop and maintain important relationships with leading academic institutions, clinicians and scientists. We are highly dependent upon our senior management and scientific staff, particularly John P. Longenecker, Ph.D., our President and Chief Executive Officer, and Daniel P. Gold, Ph.D., one of our co-founders and our Chief Scientific Officer. The loss of services of Dr. Longenecker or Dr. Gold, or one or more of our other members of senior management, could delay or prevent the successful completion of our pivotal Phase 3 clinical trial or the commercialization of FavId. Although we have employment agreements with each of our executives, their employment with us is “at will,” and each executive can terminate his or her agreement with us at any time. We do not carry “key person” insurance covering members of senior management, other than Drs. Longenecker and Gold. This insurance may not continue to be available on commercially reasonable terms and may prove inadequate to compensate us for the loss of their services.

The competition for qualified personnel in the biotechnology field is intense. In particular, our manufacturing process depends on our ability to attract and retain qualified manufacturing and quality control personnel. We will need to hire additional personnel as we continue to expand our manufacturing, research and development activities. We may not be able to attract and retain quality personnel on acceptable terms given the competition for such personnel among biotechnology, pharmaceutical and other companies. We are not aware of any key personnel planning to retire or terminate their employment in the near future.

We will need to increase the size of our organization, and we may experience difficulties in managing growth.

As of September 30, 2007, we had 158 employees. Of these, 129 employees were in research and development comprised of 92 in manufacturing, quality control and quality assurance, 32 in research and process development, and five members of senior management.  Of the remaining employees, three were members of senior management and 26 were in marketing, general and administration. We will need to expand our financial, managerial, operational and other resources in order to continue our clinical trials and commercialize FavId, FAV-201, or any other product candidates that we may develop. Future growth would impose significant added responsibilities on our management team, including the need to identify, recruit, maintain and integrate additional employees. Our ability to commercialize FavId, FAV-201, or any other product candidates that we may develop, and our future financial performance in general, will depend in part on our ability to manage any future growth effectively. In order to meet these challenges, we would need to:

•      manage our clinical trials effectively;

•      manage our research and development efforts effectively;

•      develop our administrative, accounting and management information systems and controls; and

•      hire, train and integrate additional management, administrative, manufacturing and sales and marketing personnel.

We may not be able to accomplish these tasks, and our failure to accomplish any of them could harm our business or future prospects.

If we use biological and hazardous materials in a manner that causes injury or violates laws, we may be liable for damages.

Our research and development and manufacturing activities involve the use of biological and hazardous materials that could be dangerous to human health, safety or the environment. Although we believe our safety procedures for handling and disposing of these materials comply with federal, state and local laws and regulations, we cannot entirely eliminate the risk of accidental injury or contamination from the use, storage, handling or disposal of these materials. In the event of contamination or injury, we could be held liable for any resulting damages, and any liability could exceed our resources. We currently maintain property and casualty insurance coverage which covers liability for hazardous and controlled materials. However, this insurance coverage may not be sufficient to cover our liability and we may not be able to obtain sufficient coverage in the future at a reasonable cost. In addition, we may incur significant costs complying with both existing and future environmental laws and regulations. In particular, we are subject to regulation by the Occupational Safety and Health Administration, or OSHA, and the Environmental Protection Agency, or EPA, and to regulation under the Toxic Substances Control Act and the Resource Conservation and Recovery Act. OSHA, the EPA or other agencies may adopt regulations that adversely affect our research and development programs.

We face a risk of product liability claims and may not be able to obtain adequate insurance.

Our business exposes us to potential liability risks that may arise from the clinical testing of our product candidates and the manufacture and sale of any approved products. These risks will exist even with respect to those product candidates that are approved for commercial sale by the FDA and manufactured in facilities regulated by the FDA. Any product liability claim or series of claims brought against us could significantly harm our business by, among other things, reducing demand for our products, injuring our reputation and creating significant adverse media attention and costly litigation. Plaintiffs have received substantial damage awards in some jurisdictions against pharmaceutical companies based upon claims for injuries allegedly caused by the use of their products. Any judgment against us that is in excess of our insurance policy limits would have to be paid from our cash reserves, which would reduce our capital resources. We currently maintain clinical trial insurance. Although we believe our current insurance coverage is adequate, we cannot be certain that it will be sufficient. Furthermore, we cannot be certain that our current insurance coverage will continue to be available, or that increased coverage, which will be necessary if we are able to commercialize our products, will be available in the future on reasonable terms, or at all. Further, we may not have sufficient capital resources to pay a judgment, in which case our creditors could levy claims against our assets, including our intellectual property.

We could be negatively impacted by future interpretation or implementation of federal and state fraud and abuse laws, including anti-kickback laws and other federal and state anti-referral laws.

If we are able to commercialize FavId or any other product candidates that we may develop, we will be subject to various federal and state laws pertaining to healthcare fraud and abuse, including anti-kickback laws and physician self-referral laws. Violations of these laws are punishable by criminal and civil sanctions, including, in some instances, imprisonment and exclusion from participation in federal and state healthcare programs, including Medicare, Medicaid and Veterans Administration health programs. Because of the far-reaching nature of these laws, we may be required to alter one or more of our practices to be in compliance with these laws. Healthcare fraud and abuse regulations are complex, and even minor, inadvertent irregularities can potentially give rise to claims that a statute or prohibition has been violated. Any violations of these laws, or any action against us for violation of these laws, even if we successfully defend against it, could result in a material adverse effect on our business, financial condition and results of operations. If there is a change in law, regulation or administrative or judicial interpretations, we may have to change our business practices or our existing business practices could be challenged as unlawful, which could have a material adverse effect on our business, financial condition and results of operations. In addition, some allegations under these laws have been claimed to violate the False Claims Act, discussed in more detail below.

In addition, if we are able to commercialize FavId or any other product candidates that we may develop, we could become subject to false claims litigation under federal statutes, which can lead to civil money penalties, criminal fines and imprisonment, and exclusion from participation in Medicare, Medicaid and other federal and state healthcare programs. These false claims statutes include the False Claims Act, which allows any person to bring suit on behalf of the federal government alleging the submission of false or fraudulent claims, or causing to present such false or fraudulent claims, under federal programs or contracts claims or other violations of the statute and to share in any amounts paid by the entity to the government in fines or settlement. These suits against biotechnology companies have increased significantly in recent years and have increased the risk that a healthcare company will have to defend a false claim action, pay fines or be excluded from the Medicare, Medicaid or other federal and state healthcare programs as a result of an investigation arising out of such action. We cannot assure you that we will not become subject to such litigation or, if we are not successful in defending against such actions, that such actions will not have a material adverse effect on our business, financial condition and results of operations. In addition, we cannot assure you that the costs of defending claims or allegations under the False Claims Act will not have a material adverse effect on our business, financial condition and results of operations.

Risks Related to Our Intellectual Property and Potential Litigation

If we are unable to obtain and maintain protection for our intellectual property, the value of our technology and products may be adversely affected.

Our business and competitive positions are dependent upon our ability to protect our proprietary technology. Our success will depend in large part on our ability to obtain and maintain patent protection for our product and technologies, preserve trade secrets and operate without infringing the intellectual property right of others. Because of the substantial length of time and expense associated with development of new products, we, along with the rest of the biopharmaceutical industry, place considerable importance on obtaining and maintaining patent protection for new technologies, products and processes. The patent positions of pharmaceutical, biopharmaceutical and biotechnology companies, including us, are generally uncertain and involve complex legal and factual questions. Our patent applications may not protect our technologies and products because, among other things:

•      there is no guarantee that any of our pending patent applications will result in issued patents;

•      we may develop additional proprietary technologies that are not patentable;

•      there is no guarantee that any patents issued to us, our collaborators or our licensors will provide a basis for a commercially viable product;

•      there is no guarantee that any patents issued to us or our collaborators or our licensors will provide us with any competitive advantage;

•      there is no guarantee that any patents issued to us or our collaborators or our licensors will not be challenged, circumvented or invalidated by third parties; and

•      there is no guarantee that any patents previously issued to others or issued in the future will not have an adverse effect on our ability to do business.

We attempt to protect our intellectual property position by filing United States patent applications related to our proprietary technology, inventions and improvements that are important to the development of our business. Currently we own U.S. Patent No. 6,911,204 concerning the treatment of NHL with our technology together with four pending United States patent applications covering methods of treating immune system diseases, including B-cell and T-cell lymphomas, using our proprietary immunotherapy production methods, as well as methods for combining the idiotype immunotherapies with other therapies that are used to treat diseases of the immune system.

Outside of the United States, we have six issued patents and over twenty pending patent applications.  Limitations on patent protection in some countries outside the United States, and the differences in what constitutes patentable subject matter in these countries, may limit the protection we have under patents issued to us outside of the United States. In addition, laws of foreign countries may not protect our intellectual property to the same extent as would laws of the United States. In determining whether or not to seek a patent or to license any patent in a particular foreign country, we weigh the relevant costs and benefits, and consider, among other things, the market potential of our product candidates in the jurisdiction, and the scope and enforceability of patent protection afforded by the law of the jurisdiction. Failure to obtain adequate patent protection for our proprietary product candidates and technology would impair our ability to be commercially competitive in these markets.

Although we believe our issued patents, as well as our patent applications if they issue as patents, will provide a competitive advantage, we may not be able to develop additional patentable products or processes.  Further, we may not be able to obtain patents from any of the pending applications. Even if patent claims are allowed, the claims may not issue, or in the event of issuance, may not be sufficient to protect our technology. In addition, any patents or patent rights we obtain may be circumvented, challenged or invalidated by our competitors.

We are not able to prevent others, including potential competitors, from using certain types of patient-specific idiotype protein-KLH conjugates, like those we use in our lead product candidate, FavId, for the treatment of indolent B-cell NHL.

Certain types of patient-specific idiotype-KLH conjugates, comprising single idiotype proteins, and their use for the treatment of indolent B-cell NHL are in the public domain and therefore cannot be patented. Consequently, we may only be able to seek patent protection for methods of treating immune system diseases, including B-cell and T-cell lymphomas, using our proprietary immunotherapy production methods for making idiotype protein conjugates and compositions comprising such conjugates, as well as methods for combining the idiotype or T-cell receptor-based immunotherapies with other therapies that are used to treat diseases of the immune system. As a result, we may not be able to prevent other companies using different manufacturing processes from developing active immunotherapies that directly compete with FavId.

We may have to engage in costly litigation to enforce our proprietary rights or to defend challenges to our intellectual property by our competitors, which may harm our business, results of operations, financial condition and cash flow.

The pharmaceutical field is characterized by a large number of patent filings involving complex legal and factual questions, and, therefore, we cannot predict with certainty whether our patents will be enforceable. Competitors may have filed applications for or have been issued patents and may obtain additional patents and proprietary rights related to products or processes that compete with or are similar to ours. We may not be aware of all of the patents potentially adverse to our interests that may have been issued to others.

Litigation may be necessary to protect our patent position, and we cannot be certain that we will have the required resources to pursue litigation or otherwise to protect our patent rights. In addition, our efforts to protect our patents may not be successful.

Our ability to market our products may be impaired by the intellectual property rights of third parties.

Our commercial success will depend in part on not infringing the patents or proprietary rights of third parties. We are aware of competing intellectual property relating to active idiotype immunotherapies for cancer. Competitors or third parties may be issued, or may currently hold, patents that may cover subject matter that we use in developing the technology required to bring our product candidates to market, that we use in producing our product candidates, or that we use in treating patients with our product candidates. In addition, from time to time we receive correspondence inviting us to license patents from third parties. While we currently believe we have freedom to operate in our area, others may challenge our position in the future. There has been, and we believe that there will continue to be, significant litigation in the pharmaceutical industry regarding patent and other intellectual property rights.

While we believe that our pre-commercialization activities fall within the scope of an available exemption against patent infringement provided by 35 U.S.C. §271(e), and that our subsequent manufacture of our commercial products will also not require the license of any patents, claims may be brought against us in the future based on these or other patents held by others. As our product candidates progress toward commercialization, competitors or other parties may assert that we infringe on their patents or proprietary rights.

In particular, we are aware of the following third party patents:

•      Genentech and City of Hope National Medical Center hold patent rights related to the expression of recombinant antibodies;

•      Genitope holds patent rights relating to immunotherapy using idiotype proteins produced using T-lymphoid cells for the treatment of B-Cell lymphoma; and

•      Schering Corp. holds patent rights relating to the use of GM-CSF as a vaccine adjuvant for use against infectious diseases.

The first patent listed above was issued to Genentech in 2001. We do not believe that this patent covers our technology, and we note that in May 2005, a third party filed a request for reexamination of this patent with the U.S. Patent and Trademark Office, requesting that the claims of this patent be reexamined as to their patentability; the reexamination is currently pending.  During reexamination the issued claims were rejected; proceedings before the U.S. Patent and Trademark Office continue.  If this patent reissues and we decide to attempt to obtain a license for this patent, we cannot guarantee that we would be able to obtain such a license on commercially reasonable terms, or at all.

Additionally, because patent prosecution can proceed in secret prior to issuance of a patent, third parties may obtain other patents with claims of unknown scope relating to our product candidates, which they could attempt to assert against us. Further, as we develop our products, we may infringe the current patents of third parties or patents that may issue in the future.  Third parties could bring legal actions against us claiming damages and seeking to enjoin clinical testing, manufacturing and marketing of the affected product or products. If we become involved in any litigation, it could consume a substantial portion of our resources, regardless of the outcome of the litigation. If any of these actions are successful, in addition to any potential liability for damages, we could be required to obtain a license to continue to manufacture or market the affected product, in which case we may be required to pay substantial royalties or grant cross-licenses to our patents. However, there can be no assurance that any such license will be available on acceptable terms or at all. To enforce patents issued to us or to determine the scope and validity of other parties’ proprietary rights, we may also become involved in litigation or in interference proceedings declared by the United States Patent and Trademark Office, which could result in substantial costs to us, regardless of the outcome of the litigation, or an adverse decision as to the priority of our inventions. Ultimately, as a result of patent infringement claims, our business could be harmed and we could be prevented from commercializing a product, or forced to cease some aspect of our business operations.

If we are not able to protect and control unpatented trade secrets, know-how and other technological innovation, we may suffer competitive harm.

We also rely on trade secrets to protect our technology, particularly when we do not believe that patent protection is appropriate or available. However, trade secrets are difficult to protect. We attempt to protect our trade secrets by requiring each of our employees, consultants and advisors to execute a non-disclosure and assignment of invention agreement before beginning his or her employment, consulting or advisory relationship with us. We cannot guarantee that these agreements will provide meaningful protection, that these agreements will not be breached, that we will have an adequate remedy for any such breach, or that our trade secrets will not otherwise become known or independently developed by a third party. Our trade secrets, or those of our future collaborators, may become known or may be independently discovered by others, which could adversely affect the competitive position of our product candidates.

Risks Related to the Securities Markets and Ownership of Our Common Stock

Until our initial public offering in February 2005, there was no public market for our common stock, and the price of our common stock may be volatile and could decline significantly.

Until our initial public offering, or IPO, in February 2005, there was no public market for our common stock, and despite our IPO, an active public market for these shares may not be sustained. Our stock price has traded in the range of $7.77- $2.39 from the commencement of our IPO on February 2, 2005 to October 26, 2007.

The stock market in general has been experiencing dramatic fluctuations that have often been unrelated to the operating performance of companies. The market prices for securities of biotechnology companies in general have been highly volatile and may continue to be highly volatile in the future. If market-based or industry-based volatility continues, the trading price of our common stock could decline significantly, independent of our actual operating performance, and you could lose all or part of your investment. The market price of our common stock could fluctuate significantly as a result of several factors, including:

•      announcements of technological innovations or new products by us or our competitors;

•      announcement of FDA approval or non-approval of FavId or any other product candidates that we may develop, or delays in the FDA review process;

•     actions taken by regulatory agencies with respect to FavId and FAV-201, or any other product candidates that we may develop, or our clinical trials, manufacturing process or sales and marketing activities;

•      regulatory developments in the United States and foreign countries;

•      success of our research efforts and clinical trials;

•      any intellectual property infringement lawsuit in which we may become involved;

•      announcements concerning our competitors, or the biotechnology or biopharmaceutical industries in general;

•      actual or anticipated fluctuations in our operating results;

•      changes in financial estimates or recommendations by securities analysts;

•      sales of large blocks of our common stock;

•      sales of our common stock by our executive officers, directors and significant stockholders;

•      changes in accounting principles; and

•      loss of any of our key scientific or management personnel.

Specifically, you may not be able to resell your shares at or above the price you paid for such shares. In addition, class action litigation has often been instituted against companies whose securities have experienced periods of volatility in market price. Any such litigation brought against us could result in substantial costs and a diversion of management’s attention and resources, which could hurt our business, operating results and financial condition.

Investors in this offering will pay a much higher price than the book value of our stock.

If you purchase common stock in this offering, you will incur an immediate and substantial dilution in net tangible book value of $1.64 per share, after giving effect to the sale by us of 7,416,520 units in this offering at the public offering price of $2.845 per unit. In the past, we have issued options to acquire common stock at prices significantly below this offering price. To the extent these outstanding options are ultimately exercised, you will incur additional dilution.

Because our management will have broad discretion over the use of the net proceeds from this offering, you may not agree with how we use the proceeds and the proceeds may not be invested successfully.

We intend to use the proceeds from these sales of shares of common stock and warrants for general corporate purposes, including clinical trials, research and development expenses, commercialization of FavId, general and administrative expenses, manufacturing expenses, the validation of our commercial-scale manufacturing facility and related expenses, and potential acquisitions of companies and technologies that complement our business, although we are not currently a party to any binding agreements or commitments with respect to the acquisition of any companies or technologies. Therefore, our management will have broad discretion as to the use of the offering proceeds.  Accordingly, you will be relying on the judgment of our management with regard to the use of these net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately.  It is possible that the proceeds will be invested in a way that does not yield a favorable, or any, return for our company.

There is no public market for the warrants to purchase common stock in this offering.

There is no established public trading market for the warrants being offered in this offering, and we do not expect a market to develop. In addition, we do not intend to apply for listing the warrants on any securities exchange or for quotation on the Nasdaq. Without an active market, the liquidity of the warrants will be limited.

Concentration of ownership among our existing officers, directors and principal stockholders may prevent other stockholders from influencing significant corporate decisions and depress our stock price.

As of September 30, 2007, our officers and directors and stockholders affiliated with our directors together beneficially held approximately 33.3% of our outstanding common stock on an as-converted basis. If some or all of these officers, directors and principal stockholders act together, they will be able to exert a significant degree of influence over our management and affairs and over matters requiring stockholder approval, including the election of directors, the merger, consolidation or sale of all or substantially all of our assets, and any other significant corporate transaction. The interests of this concentration of ownership may not always coincide with our interests or the interests of our other stockholders. For instance, officers, directors and principal stockholders, acting together, could cause us to enter into transactions or agreements that we would not otherwise consider. Similarly, this concentration of ownership may have the effect of delaying or preventing a change in control of us otherwise favored by our other stockholders. This concentration of ownership also could depress our stock price.

Provisions in our amended and restated certificate of incorporation and amended and restated bylaws and applicable Delaware law may prevent or discourage third parties or our stockholders from attempting to replace our management or influencing significant decisions.

Provisions in our amended and restated certificate of incorporation and amended and restated bylaws may have the effect of delaying or preventing a change in control of us or our management, even if doing so would be beneficial to our stockholders. These provisions include:

•                  dividing our board of directors into three classes serving staggered three-year terms;

•                  authorizing our board of directors to issue preferred stock without stockholder approval;

•                  prohibiting cumulative voting in the election of directors;

•                  prohibiting stockholder actions by written consent;

•                  limiting the persons who may call special meetings of stockholders;

•                  prohibiting our stockholders from making certain changes to our certificate of incorporation or bylaws except with 66.7% stockholder approval; and

•                  requiring advance notice for raising business matters or nominating directors at stockholders’ meetings.

We are also subject to provisions of the Delaware corporation law that, in general, prohibit any business combination with a beneficial owner of 15% or more of our common stock for five years unless the holder’s acquisition of our stock was approved in advance by our board of directors. Together, these charter and statutory provisions could make the removal of management more difficult and may discourage transactions that otherwise could involve payment of a premium over prevailing market prices for our common stock.

Because we do not intend to pay any cash dividends on our shares of common stock, our stockholders will not be able to receive a return on their shares unless they sell them.

We have never paid or declared any cash dividends on our capital stock and intend to retain any future earnings to finance the development and expansion of our business. The payment of dividends by us on our common stock is limited by our debt agreements. We do not anticipate paying any cash dividends on our common stock in the foreseeable future. Unless we pay dividends, our stockholders will not be able to receive a return on their shares unless they sell them.

We may incur increased costs as a result of recently enacted and proposed changes in laws and regulations.

Recently enacted and proposed changes in the laws and regulations affecting public companies, including the provisions of the Sarbanes-Oxley Act of 2002 and rules related to corporate governance and other matters subsequently adopted by the SEC and the Nasdaq Global Market, could result in increased costs to us. The new rules and any related regulations that may be proposed in the future could make it more difficult or more costly for us to obtain certain types of insurance, including directors’ and officers’ liability insurance, and we may be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. The impact of these events could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, our board committees or as executive officers. We are presently evaluating and monitoring developments with respect to new and proposed rules and cannot predict or estimate the amount of the additional costs we may incur or the timing of such costs.

FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents that we incorporate by reference contain forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, regarding, among other things, our business, our financial position and the research and development of biopharmaceutical products. Forward-looking statements include all statements that are not historical facts and can be identified by terms such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “should,” “will,” “would” or similar expressions.  Such statements are based largely upon our expectations and projections about future events, and so are subject to certain risks and uncertainties, particularly those inherent in the process of developing and commercializing biopharmaceutical products, that could cause actual results to differ materially from those expressed in or implied by the forward-looking statements.  Among the factors that could cause actual results to differ materially from those expressed in or implied by the forward-looking statements are risks and uncertainties incorporated by reference under “Risk Factors” in this prospectus supplement, the accompanying prospectus and in our other filings with the SEC.

Although our forward-looking statements reflect good faith beliefs of our management, these statements are based only on facts and circumstances currently known to us.  As a result, we cannot guarantee future results, events, levels of activity, performance or achievement as expressed in or implied by our forward-looking statements.  We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, unless required by law.

USE OF PROCEEDS

We estimate that our net proceeds from the sale of securities offered pursuant to this prospectus, excluding the proceeds, if any, from the exercise of the warrants issued in this offering, will be approximately $20.0 million if we sell the maximum number of units, after deducting the placement agent fees and all estimated offering expenses that are payable by us.

We currently intend to use the proceeds from these sales of shares of common stock and warrants for general corporate purposes, including clinical trials, research and development expenses, commercialization of FavId, general and administrative expenses, manufacturing expenses, the validation of our commercial-scale manufacturing facility and related expenses, and potential acquisitions of companies and technologies that complement our business, although we are not currently a party to any binding agreements or commitments with respect to the acquisition of any companies or technologies. We cannot estimate precisely the allocation of the net proceeds from this offering among these uses. The amount that we actually expend for these purposes may vary significantly depending upon numerous factors including the costs and timing of the development, regulatory submission and approval of FavId, the costs of the commercial launch of FavId, if and when it is approved by regulatory authorities, and the progress of our research, drug discovery and development programs.

Pending the application of the net proceeds, we intend to invest the net proceeds in short-term investment grade and U.S. government securities.

DILUTION

Our net tangible book value as of September 30, 2007 was $26.5 million, or $0.78 per share of common stock based on 33,753,206 shares of our common stock outstanding as of September 30, 2007. Net tangible book value per share is calculated by subtracting our total liabilities from our total tangible assets, and dividing this amount by the number of shares of common stock outstanding.

After giving effect to the sale of 7,416,520 units in this offering at a public offering price of $2.845 per unit and after deducting placement agent’s fees and estimated offering expenses, our net tangible book value as of September 30, 2007 would have been $46.5 million, or $1.13 per share of common stock. This represents an immediate increase in net tangible book value of $0.35 per share to our existing stockholders and an immediate dilution in net tangible book value of $1.64 per share to new investors. Our net tangible book value calculation assumes:

•                  no exercise of outstanding options to purchase our common stock or warrants to purchase shares of our common stock; and

•                  no exercise of the warrants offered hereby.

The following table illustrates this per share dilution:

Offering price per share included in each unit		$2.77

Net tangible book value per share as of September 30, 2007	$0.78

Increase in net tangible book value per share attributable to new investors	$0.35

Pro forma net tangible book value per share after this offering		$1.13

Dilution per share to new investors		$1.64

New investors that purchase common stock upon exercise of warrants may experience dilution depending on our net tangible book value at the time of exercise.

In the discussion and table above, we assume no exercise of outstanding options or warrants. As of October 31, 2007, there were 4,353,104 shares of common stock reserved for issuance upon exercise of outstanding options with a weighted average exercise price of $3.68 per share and 3,371,787 shares of common stock reserved for issuance upon exercise of outstanding warrants with a weighted average exercise price of $5.14 per share. As of October 31, 2007, there were 1,007,209 shares of common stock available for future grant under our stock option plan and 81,131 shares of common stock available for issuance under our employee stock purchase plan. To the extent that any of these outstanding options and warrants are exercised, we grant additional options under our stock option plans or issue additional warrants, or we issue additional shares of common stock in the future, there may be further dilution to new investors.

DESCRIPTION OF SECURITIES WE ARE OFFERING

In this offering, we are offering a maximum of 7,416,520 units, consisting of 7,416,520 shares of common stock and warrants to purchase an additional 4,449,910 shares of common stock. Each unit consists of one share of common stock and a warrant to purchase 0.6 shares of common stock at an exercise price of $2.77 per share. This prospectus also relates to the offering of shares of our common stock upon exercise, if any, of the warrants.

Common Stock

The material terms and provisions of our common stock and each other class of our securities which qualifies or limits our common stock are described under the caption “Description of Capital Stock” starting on page 5.

Warrants

The material terms and provisions of the warrants being offered pursuant to this prospectus are summarized below.

Exercisability.  The warrants will be exercisable at any time prior to 5:00 p.m. Eastern Time on November 7, 2012. The warrants will be exercisable, at the option of each holder, in whole or in part by surrendering the warrant to us, together with a duly executed purchase form accompanied by payment in full for the number of shares of our common stock purchased upon such exercise (except in the case of a cashless exercise as discussed below). Unless otherwise specified in the warrant, except upon at least 61 days’ prior notice from the holder to us, the holder will not have the right to exercise any portion of the warrant if the holder would beneficially own in excess of 4.99%, or 9.9% if such holder already beneficially owns 4.99% or exceeds 4.99% in the future, of the number of shares of our common stock outstanding immediately after the exercise.

Cashless Exercise. The warrants will be exercisable on a cashless basis, at the option of each holder, in whole or in part by surrendering the warrant to us, together with a duly executed purchase form, by canceling a portion of the warrant in payment of the purchase price payable in respect of the number of shares of our common stock purchased upon such exercise.

Exercise Price.  The exercise price per share of common stock purchasable upon exercise of the warrants is $2.77 per share of common stock being purchased. The exercise price is subject to appropriate adjustment in the event of stock dividends, stock splits, stock combinations, reclassifications or similar events affecting our common stock.

Transferability.  The warrants may be transferred at the option of the warrant holder upon surrender of the warrants to the warrant agent with the appropriate instruments of transfer.

Effect of Merger, Consolidation or Sale of Assets.  If we consummate any consolidation or merger into another corporation or other transaction in which our common stock is converted into or exchanged for other securities, the holder of any warrants will thereafter receive upon exercise of the warrants, the securities to which a holder of the number of shares of common stock then deliverable upon the exercise or conversion of such warrants would have been entitled upon such consolidation or merger or other transaction. A sale of all or substantially all our assets for consideration consisting primarily of securities shall be deemed a consolidation or merger.  In addition, in the event of a reorganization or merger that is (1) an all cash or property transaction, (2) a “Rule 13e-3 transaction” as defined in Rule 13e-3 under the Securities and Exchange Act of 1934, as amended, or (3) a transaction involving a person or entity not traded on a national securities exchange, we or any successor entity will pay at the holder’s option, exercisable at any time concurrently with or after the consummation of the transaction, an amount of cash equal to the value of the warrants held by such holder as determined in accordance with the Black-Scholes option pricing formula.

PLAN OF DISTRIBUTION

We are offering the shares of our securities through a placement agent.  Subject to the terms and conditions contained in the placement agent agreement, dated November 2, 2007, Lazard Capital Markets LLC has agreed to act as the placement agent for the sale of up to 7,416,520 units.  The placement agent is not purchasing or selling any shares or warrants by this prospectus supplement or the accompanying prospectus, nor is it required to arrange for the purchase or sale of any specific number or dollar amount of units, but has agreed to use its commercially reasonable efforts to arrange for the sale of all 7,416,520 units.

The placement agent agreement provides that the obligations of the placement agent and the investors are subject to certain conditions precedent, including the absence of any material adverse change in our business and the receipt of customary legal opinions, letters and certificates.

Confirmations and definitive prospectuses will be distributed to all investors who agree to purchase the units, informing investors of the closing date as to such units.  We currently anticipate that closing of the sale of 7,416,520 units will take place on or about November 7, 2007.  Investors will also be informed of the date and manner in which they must transmit the purchase price for their units.

On the scheduled closing date, the following will occur:

•                  we will receive funds in the amount of the aggregate purchase price; and

•                  Lazard Capital Markets LLC will receive the placement agent’s fee in accordance with the terms of the placement agent agreement.

We will pay the placement agent an aggregate commission equal to 6% of the gross proceeds of the sale of units in the offering, except that no fees or commissions will be payable in respect of any proceeds in amounts up to an aggregate of $8 million invested by certain existing investors.  We may also reimburse the placement agent for certain fees and legal expenses incurred by it.  In no event will the total amount of compensation paid to the placement agent, the financial advisors and other securities brokers and dealers upon completion of this offering exceed 8% of the gross proceeds of the offering.  The estimated offering expenses payable by us, in addition to the placement agent’s fee of approximately $888,000, are approximately $200,000, which includes legal, accounting and printing costs and various other fees associated with registering and listing the common stock.  After deducting certain fees due to the placement agent and our estimated offering expenses, we expect the net proceeds from this offering to be approximately $20.0 million.

Lazard Frères & Co. LLC referred this transaction to Lazard Capital Markets LLC and will receive a referral fee from Lazard Capital Markets LLC in connection therewith. In addition, Lazard Capital Markets LLC will pay a finder’s fee to each of CIBC World Markets Corp. and Needham & Co., LLC in connection with this offering

The following table shows the per unit and total placement agent’s fees we will pay in connection with the sale of the units offered pursuant to this prospectus supplement and the accompanying prospectus, assuming the purchase of all of the units offered hereby.

Per unit	$0.12
Maximum offering total	$888,000.01

We have agreed to indemnify the placement agent and Lazard Frères & Co. LLC against certain liabilities, including liabilities under the Securities Act of 1933, as amended, and liabilities arising from breaches of representations and warranties contained in the placement agent agreement.  We have also agreed to contribute to payments the placement agent and Lazard Frères & Co. LLC may be required to make in respect of such liabilities.

Each of our officers and directors has agreed that, subject to certain limited exceptions, during the period ending ninety (90) days after the date of this prospectus supplement, he or she will not, without the prior written consent of Lazard Capital Markets LLC, directly or indirectly offer, sell, pledge, contract to sell (including any short sale), grant any option to purchase or otherwise dispose of any shares of common stock (including shares of common stock which may be issued upon exercise of a stock option or warrant and any other security convertible into or exchangeable for common stock).

Further, we have agreed to certain lock-up provisions with regard to future sales of our common stock and other securities convertible into or exercisable or exchangeable for common stock for a period of one hundred and twenty (120) days after the date of this prospectus supplement, subject to certain exceptions, including that we have the right to issue common stock and securities convertible into or exercisable or exchangeable for common stock in connection with commercial lending arrangements, equipment financings, real property leasing arrangements and certain other strategic arrangements during such 120-day period, and that we have the right, beginning ninety (90) days from the date of this prospectus supplement, to issue common stock pursuant to that certain common stock purchase agreement dated December 19, 2006 between us and Kingsbridge Capital Limited and other such exceptions as set forth in the placement agent agreement.

The placement agent agreement with Lazard Capital Markets LLC, including the form of subscription agreement and lock-up letter with our officers and directors as exhibits thereto, and the form of warrant with investors in this offering will be included as exhibits to our Current Report on Form 8-K that will be filed with the SEC in connection with the consummation of this offering.

The transfer agent for our common stock to be issued in this offering is Mellon Investor Services LLC located at 480 Washington Boulevard, 27th Floor, Jersey City, New Jersey 07310.

Our common stock is traded on the Nasdaq Global Market under the symbol “FVRL.”

LEGAL MATTERS

The validity of the common stock being offered has been passed upon for us by Cooley Godward Kronish LLP, San Diego, California.  As of the date of this prospectus, Cooley Godward Kronish LLP and affiliated investment funds owned an aggregate of 40,927 shares of our common stock.  Proskauer Rose LLP in New York, New York is acting as counsel for the placement agent in connection with this offering.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-3 with the SEC.  This prospectus supplement and accompanying prospectus, which are a part of the registration statement, do not contain all of the information contained in the registration statement.  Because some information is omitted, you should refer to the registration statement and its exhibits for additional information.  For example, the descriptions in this prospectus supplement and accompanying prospectus regarding the contents of any of our contracts, agreements or other documents, are not necessarily complete and you should refer to the exhibits attached to the registration statement or incorporated by reference for copies of the actual contract, agreement or other document.  You may obtain a copy of the registration statement from the SEC at the address listed below or from the SEC’s web site.

We are subject to the information and periodic reporting requirements of the Exchange Act, and in accordance therewith file periodic reports, current reports, proxy statements and other information with the SEC.  Such periodic reports, current reports, proxy statements, other information and a copy of the registration statement on Form S-3 may be inspected by anyone without charge and copies of these materials may be obtained upon the payment of the fees prescribed by the SEC, at the Public Reference Room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549.  The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.  The registration statement on Form S-3 and the periodic reports, current reports, proxy statements and other information filed by us are also available through the Internet web site maintained by the SEC at the following address: http://www.sec.gov.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement and accompanying prospectus. To the extent that any statement that we make in this prospectus supplement is inconsistent with the statements made in the accompanying prospectus or the information incorporated by reference, the statements made in the accompanying prospectus or the documents incorporated by reference are deemed modified or superseded by the statements made in this prospectus supplement, while information that we file later with the SEC will automatically update and supersede this information.

We incorporate by reference the documents listed below (except as modified by this prospectus supplement and the accompanying prospectus) and any future filings we will make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement and prior to the termination of this offering (other than information furnished under Item 2.02, Item 7.01 or Item 8.01 of Form 8-K).

•                  Our Annual Report on Form 10-K for the year ended December 31, 2006 which was filed on March 28, 2007, including all material incorporated by reference therein;

•                  Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2007, which was filed on May 11, 2007, including all material incorporated by reference therein;

•                  Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2007, as amended by Amendment No. 1 on Form 10-Q/A, which were filed on August 14, 2007 and October 30, 2007, respectively, including all material incorporated by reference therein;

•                  Our Current Reports on Form 8-K filed on October 9, 2007, June 26, 2007 and May 8, 2007;

•                  The description of our common stock contained in our Registration Statement on Form 8-A filed on January 27, 2005.

We will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference, including exhibits to these documents. You should direct any requests for documents to Favrille, Inc.:

Favrille, Inc.
Attn: Investor Relations
10445 Pacific Center Court
San Diego, California 92121
Telephone: (858) 526-8000

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this document.

PROSPECTUS

$60,000,000

Common Stock

Debt Securities

Warrants to Purchase Common Stock and/or Debt Securities

From time to time, we may sell any of the securities listed above in one or more offerings in amounts, at prices and on the terms that we will determine at the time of the offering, with an aggregate initial offering price of up to $60 million.

We will provide the specific terms of these securities in one or more supplements to this prospectus. You should read this prospectus, the information incorporated by reference in this prospectus and any prospectus supplement carefully before you invest.

Our common stock is traded on the Nasdaq National Market under the symbol “FVRL.”  On June 15, 2006, the closing price for our common stock was $4.69 per share. The applicable prospectus supplement will contain information, where applicable, as to any other listing on the Nasdaq National Market or any securities market or exchange of the securities covered by the prospectus supplement.

INVESTING IN OUR SECURITIES INVOLVES RISKS. SEE “RISK FACTORS” BEGINNING ON PAGE 4.

THIS PROSPECTUS MAY NOT BE USED TO OFFER OR SELL ANY SECURITIES UNLESS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

The securities may be sold by us to or through underwriters or dealers, directly to purchasers or through agents designated from time to time. For additional information on the methods of sale, you should refer to the section entitled “Plan of Distribution” in this prospectus. If any underwriters are involved in the sale of any securities with respect to which this prospectus is being delivered, the names of such underwriters and any applicable discounts or commissions and over-allotment options will be set forth in a prospectus supplement. The price to the public of such securities and the net proceeds we expect to receive from such sale will also be set forth in a prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 20, 2006.

You should rely only on the information contained in or incorporated by reference into this prospectus or any applicable prospectus supplement. We have not authorized anyone to provide you with different information. We are not making an offer of the securities to be sold under this prospectus in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus or any applicable prospectus supplement is accurate as of any date other than the date on the front cover of this prospectus or the prospectus supplement, or that the information contained in any document incorporated by reference is accurate as of any date other than the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any sale of a security.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under this shelf registration process, we may sell common stock, debt securities and warrants to purchase common stock and/or debt securities in one or more offerings up to a total dollar amount of $60 million. This prospectus provides you with a general description of the securities we may offer. Each time we sell any securities under this prospectus, we will provide a prospectus supplement that will contain more specific information about the terms of those securities. We may also add, update or change in a prospectus supplement any of the information contained in this prospectus or in documents we have incorporated by reference into this prospectus. This prospectus, together with the applicable prospectus supplements and the documents incorporated by reference into this prospectus, includes all material information relating to this offering. You should carefully read both this prospectus and the applicable prospectus supplement together with the additional information described under “Where You Can Find More Information” before buying securities in this offering.

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PROSPECTUS SUMMARY

This prospectus contains forward-looking statements which involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors appearing under “Risk Factors” and elsewhere in this prospectus.

The following summary does not contain all the information that may be important to you. You should read the entire prospectus, including the financial statements and other information incorporated by reference in this prospectus, before making an investment decision.

Favrille, Inc.

We are a biopharmaceutical company focused on the development and commercialization of targeted immunotherapies for the treatment of cancer and other diseases of the immune system. We have developed a proprietary technology that enables us to manufacture active immunotherapy products that are designed to stimulate a patient’s immune system to mount a specific and sustained response to disease. Our lead product candidate, FavId, is an active immunotherapy for the treatment of B-cell non-Hodgkin’s lymphoma, or NHL. We completed enrollment in a pivotal Phase 3 clinical trial of FavId in patients with follicular B-cell NHL in January 2006.

FavId is being developed for use following treatment with existing standards of care to extend time to disease progression, or TTP, in patients with B-cell NHL. Our Phase 3 clinical trial is designed to evaluate FavId’s ability to extend TTP in patients with follicular B-cell NHL following treatment with Rituxan®, which is the current standard of care for indolent B-cell NHL. Follicular B-cell NHL is the most common form of the indolent disease. We anticipate an analysis of the secondary endpoint, response improvement, during the fourth quarter of 2006. Analysis of the primary endpoint of the trial, TTP, is expected during the second half of 2007. In January 2006 we announced that we received Fast Track designation from the U.S. Food and Drug Administration, or FDA, for FavId.

In addition to our randomized, placebo controlled, double-blind pivotal Phase 3 clinical trial including approximately 340 eligible patients, FavId has been evaluated in several multi-center, open-label Phase 2 clinical trials involving more than 130 patients. We presented long-term follow-up data from our Phase 2 clinical trial of FavId following Rituxan therapy in patients with follicular B-cell NHL at the American Society of Hematology, or ASH, Annual Meeting in Atlanta in December 2005. These data suggest that the administration of FavId following Rituxan may improve response over Rituxan alone and extend TTP compared to historical data of Rituxan alone.

We believe that our proprietary technology will enable us to manufacture FavId in a timely and cost-effective manner and will therefore allow us to offer a treatment option not currently available to physicians and patients.

We believe FavId may be effective in treating other types of B-cell NHL. Five additional Phase 2 clinical trials of FavId are either ongoing or expected to begin during 2006. One of these clinical trials is being conducted under a separate physician-sponsored Investigational New Drug, or IND, application in the United States. A second of these is being conducted as a physician-sponsored clinical trial in Switzerland. Moreover, we believe our active immunotherapy expertise and proprietary manufacturing technology may enable us to develop additional product candidates for other oncology indications, such as T-cell lymphoma, and for autoimmune diseases, with an initial focus on multiple sclerosis. We are currently developing a second product candidate, FAV-201, for the treatment of T-cell lymphoma and are currently preparing to initiate a Phase 1/2 clinical trial evaluating the safety and biologic activity of FAV-201. We have retained exclusive worldwide commercialization rights to all of our product candidates.

We were incorporated in the State of Delaware in January 2000. As of March 31, 2006, we had not generated any revenues, and we had financed our operations and internal growth through private placements of our common stock and warrants, equipment and leasehold debt financings and the sale of common stock in our initial public offering or IPO in February 2005. We are a development stage company and have incurred significant losses since our inception in 2000, as we have devoted substantially all of our efforts to research and development activities, including clinical trials. As of March 31, 2006, our deficit accumulated during the development stage was approximately $126.2 million. We expect to incur substantial and increasing losses for the next several years as we:

•     continue to develop and prepare for the commercialization of our lead product candidate, FavId;

•     expand our research and development programs;

•     expand our current manufacturing capabilities to support commercial manufacturing of FavId; and

•     acquire or in-license oncology products that are complementary to our own.

Our principal executive offices are located at 10421 Pacific Center Court, San Diego, California 92121. Our telephone number is (858) 526-8000. Our website is www.favrille.com. Information contained in our website is not incorporated by reference into and does not constitute part of this prospectus. FavId®, Favrille and our logo are our trademarks, and we have applied to register Favrille and our logo with the United States Patent and Trademark Office and to register some of our trademarks in other countries. All other trademarks or tradenames appearing in this prospectus are the property of their respective owners. Unless the context indicates otherwise, as used in this prospectus, the terms “Favrille,” the “Company,” “we,” “us” and “our” refer to Favrille, Inc.

The Securities We May Offer

We may offer shares of our common stock, debt securities and warrants to purchase shares of our common stock and/or debt securities with a total offering price of up to $60 million from time to time under this prospectus at prices and on terms to be determined by market conditions at the time of offering. This prospectus provides you with a general description of the securities we may offer. Each time we offer securities under this prospectus, we will provide a prospectus supplement that will describe the specific amounts, prices and other important terms of the securities, including, to the extent applicable:

•                  designation or classification;

•                  aggregate principal amount or aggregate offering price;

•                  maturity, if applicable;

•                  original issue discount, if any;

•                  rates and times of payment of interest, dividends or other payments, if any;

•                  redemption, conversion, exchange or sinking fund terms, if any;

•                  conversion or exchange prices or rates, if any, and, if applicable, any provisions for changes to or adjustments in the conversion or exchange prices or rates and in the securities or other property receivable upon conversion or exchange;

•                  ranking;

•                  restrictive covenants, if any;

•                  voting or other rights, if any; and

•                  important federal income tax considerations.

The prospectus supplement also may add, update or change information contained in this prospectus or in documents we have incorporated by reference into this prospectus.

This prospectus may not be used to offer or sell any securities unless accompanied by a prospectus supplement.

We may sell the securities directly or through underwriters, dealers or agents. We, and our underwriters, dealers or agents, if any, reserve the right to accept or reject all or part of any proposed purchase of securities. If we do offer securities through underwriters or agents, we will include in the applicable prospectus supplement:

•                  the names of those underwriters or agents;

•                  applicable fees, discounts and commissions to be paid to them;

•                  details regarding over-allotment options, if any; and

•                  the net proceeds to us.

Common Stock. We may issue shares of our common stock from time to time. Holders of our common stock are entitled to one vote per share for the election of directors and on all other matters that require stockholder approval. Subject to any preferential rights of any then outstanding preferred stock, in the event of our liquidation, dissolution or winding up, holders of our common stock are entitled to share ratably in the assets remaining after payment of liabilities and the liquidation preferences of any then outstanding preferred stock. Our common stock does not carry any preemptive rights enabling a holder to subscribe for, or receive shares of, any class of our common stock or any other securities convertible into shares of any class of our common stock, or any redemption rights.

Debt Securities. We may issue debt securities from time to time, in one or more series, as either senior or subordinated debt or as senior or subordinated convertible debt. The senior debt securities will rank equally with any other unsubordinated debt that we may have and may be secured or unsecured. The subordinated debt securities will be subordinate and junior in right of payment, to the extent and in the manner described in the instrument governing the debt, to all or some portion of our indebtedness. Any convertible debt securities that we issue will be convertible into or exchangeable for our common stock or other securities of ours. Conversion may be mandatory or at your option and would be at prescribed conversion rates.

The debt securities will be issued under one or more documents called indentures, which are contracts between us and a trustee for the holders of the debt securities. In this prospectus, we have summarized certain general features of the debt securities. We urge you, however, to read the prospectus supplements related to the series of debt securities being offered, as well as the complete indentures that contain the terms of the debt securities. Forms of indentures have been filed as exhibits to the registration statement of which this prospectus is a part, and supplemental indentures and forms of debt securities containing the terms of debt securities being offered will be incorporated by reference into the registration statement of which this prospectus is a part from reports we file with the SEC.

Warrants. We may issue warrants for the purchase of our common stock and/or debt securities in one or more series from time to time. We may issue warrants independently or together with common stock and/or debt securities, and the warrants may be attached to or separate from those securities.

The warrants will be evidenced by warrant certificates issued under one or more warrant agreements, which are contracts between us and an agent for the holders of the warrants. In this prospectus, we have summarized certain general features of the warrants. We urge you, however, to read the prospectus supplements related to the series of warrants being offered, as well as the complete warrant agreements and warrant certificates that contain the terms of the warrants. Forms of the warrant agreements and warrant certificates relating to warrants for the purchase of common stock and/or debt securities have been filed as exhibits to the registration statement of which this prospectus is a part, and complete warrant agreements and warrant certificates containing the terms of the warrants being offered will be incorporated by reference into the registration statement of which this prospectus is a part from reports we file with the SEC.

RISK FACTORS

Investing in our securities involves risks. Before deciding whether to invest in our securities, you should consider carefully the risk factors discussed in the section entitled “Risk Factors” contained in our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2006, as filed with the SEC on May 15, 2006, which is incorporated herein by reference in its entirety, as well as any amendment or update thereto reflected in subsequent filings with the SEC. If any of these risks actually occurs, our business, financial condition, results of operations or cash flow could be seriously harmed. This could cause the trading price of our securities to decline, resulting in a loss of all or part of your investment.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference contain forward-looking statements are based on our management’s beliefs and assumptions and on information currently available to our management. Forward-looking statements include information concerning our possible or assumed future results of operations, business strategies, financing plans, competitive position, industry environment, potential growth opportunities, the effects of future regulation and the effects of competition. Forward-looking statements include all statements that are not historical facts and can be identified by terms such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “should,” “will,” “would” or similar expressions.

Forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. We discuss these risks in greater detail in “Risk Factors.” Given these uncertainties, you should not place undue reliance on these forward-looking statements. Also, forward-looking statements represent our management’s beliefs and assumptions only as of the date of this prospectus. You should read this prospectus and the documents that we reference in this prospectus and have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect.

Except as required by law, we assume no obligation to update these forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future. The forward-looking statements contained in this prospectus are excluded from the safe harbor protection provided by the Private Securities Litigation Reform Act of 1995 and Section 27A of the Securities Act of 1933, as amended, or the Securities Act.

FINANCIAL RATIOS

The following table sets forth our ratio of earnings to fixed charges to earnings for each of the periods presented. Our earnings were insufficient to cover fixed charges in the quarter ended March 31, 2006 and in each of the years in the five-year period ended December 31, 2005. Because of the deficiency, the ratio information is not applicable. The extent to which earnings were insufficient to cover fixed charges is shown below. Amounts shown are in thousands.

	For the three months ended March 31,	Year Ended December 31,
	2006	2005	2004	2003	2002	2001
Ratio of earnings to fixed charges	N/A	N/A	N/A	N/A	N/A	N/A
Deficiency of earnings available to cover fixed charges	$(10,855)	$(35,881)	$(54,190)	$(13,255)	$(7,246)	$(3,758)

For purposes of computing the ratio of earnings to cover fixed charges, fixed charges represent interest expense, the portion of operating lease rental expense that is representative of interest, amortization of discount related to indebtedness and accretion to redemption value of redeemable convertible preferred stock.

USE OF PROCEEDS

Except as described in any prospectus supplement, we currently intend to use the net proceeds from the sale of securities under this prospectus for general corporate purposes, including clinical trials, research and development expenses, general and administrative expenses, manufacturing expenses, and potential acquisitions of companies and technologies that complement our business, although we are not currently a party to any binding agreements or commitments with respect to the acquisition of any companies or technologies. Pending these uses, we expect to invest the net proceeds in investment-grade, interest-bearing instruments.

DESCRIPTION OF CAPITAL STOCK

As of the date of this prospectus, our amended and restated certificate of incorporation authorizes us to issue 75,000,000 shares of common stock, par value $0.001 per share, and 5,000,000 shares of preferred stock, par value $0.001 per share. As of May 31, 2006, approximately 28,919,485 shares of common stock were outstanding and no shares of preferred stock were outstanding.

The following summary describes the material terms of our capital stock. The description of capital stock is qualified by reference to our amended and restated certificate of incorporation and our amended and restated bylaws which are incorporated by reference as exhibits into the registration statement of which this prospectus is a part.

Common Stock

The description of our common stock contained in our Registration Statement on Form 8-A filed with the SEC on January 27, 2005 is incorporated herein by reference in its entirety, as well as any amendment or update thereto reflected in subsequent filings with the SEC. See “Where You Can Find More Information.”

Delaware Anti-Takeover Law and Provisions of our Amended and Restated Certificate of Incorporation and Bylaws

Delaware Anti-Takeover Law. We are subject to Section 203 of the Delaware General Corporation Law. Section 203 generally prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

•      prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•      the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (a) shares owned by persons who are directors and also officers and (b) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•      on or subsequent to the date of the transaction, the business combination is approved by the board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Section 203 defines a business combination to include:

•      any merger or consolidation involving the corporation and the interested stockholder;

•      any sale, transfer, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;

•      subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; and

•      the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by the entity or person.

Amended and Restated Certificate of Incorporation and Bylaws.   Provisions of our amended and restated certificate of incorporation and bylaws may delay or discourage transactions involving an actual or potential change in our control or change in our management, including transactions in which stockholders might otherwise receive a premium for their shares, or transactions that our stockholders might otherwise deem to be in their best interests. Therefore, these provisions could adversely affect the price of our common stock. Among other things, our amended and restated certificate of incorporation and bylaws:

•      permit our board of directors to issue up to 5,000,000 shares of preferred stock, with any rights, preferences and privileges as they may designate (including the right to approve an acquisition or other change in control);

•      divide our board of directors into three classes;

•      provide that the authorized number of directors may be changed only by resolution of the board of directors;

•      provide that directors may only be removed with cause and by the affirmative vote of holders of at least 66 2/3% of our then outstanding common stock;

•      provide that all vacancies, including newly created directorships, may, except as otherwise required by law, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum;

•      provide that a majority of our board of directors has the power to amend or repeal our amended and restated bylaws and our stockholders may only do so by the affirmative vote of holders of at least 66 2/3% of our then outstanding common stock;

•      require that any action to be taken by our stockholders must be effected at a duly called annual or special meeting of stockholders and not be taken by written consent;

•      provide that stockholders seeking to present proposals before a meeting of stockholders or to nominate candidates for election as directors at a meeting of stockholders must provide notice in writing in a timely manner, and also specify requirements as to the form and content of a stockholder’s notice;

•      do not provide for cumulative voting rights (therefore allowing the holders of a majority of the shares of common stock entitled to vote in any election of directors to elect all of the directors standing for election, if they should so choose); and

•      provide that special meetings of our stockholders may be called only by the chairman of the board, our chief executive officer or by the board of directors pursuant to a resolution adopted by a majority of the total number of authorized directors.

The amendment of any of these provisions generally would require approval by the holders of at least 66 2/3% of our then outstanding common stock.

Nasdaq National Market Listing

Our common stock is listed on the Nasdaq National Market under the symbol “FVRL.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Mellon Investor Services. The transfer agent and registrar’s address is P.O. Box 3316, So. Hackensack, New Jersey 07606.

DESCRIPTION OF DEBT SECURITIES

The following description, together with the additional information we include in any applicable prospectus supplements, summarizes the material terms and provisions of the debt securities that we may offer under this prospectus. While the terms we have summarized below will generally apply to any future debt securities we may offer under this prospectus, we will describe the particular terms of any debt securities that we may offer in more detail in the applicable prospectus supplement. The terms of any debt securities we offer under a prospectus supplement may differ from the terms we describe below. However, no prospectus supplement shall offer a security that is not registered and described in this prospectus at the time of its effectiveness.

We will issue the senior notes under the senior indenture which we will enter into with the trustee named in the senior indenture. We will issue the subordinated notes under the subordinated indenture which we will enter into with the trustee named in the subordinated indenture. We have filed forms of these documents as exhibits to the registration statement of which this prospectus is a part. We use the term “indentures” to refer to both the senior indenture and the subordinated indenture.

The indentures will be qualified under the Trust Indenture Act of 1939. We use the term “debenture trustee” to refer to either the senior trustee or the subordinated trustee, as applicable.

The following summaries of material provisions of the senior notes, the subordinated notes and the indentures are subject to, and qualified in their entirety by reference to, all the provisions of the indenture applicable to a particular series of debt securities. We urge you to read the applicable prospectus supplements related to the debt securities that we sell under this prospectus, as well as the complete indentures that contain the terms of the debt securities. Except as we may otherwise indicate, the terms of the senior indenture and the subordinated indenture are identical.

General

We will describe in the applicable prospectus supplement the terms relating to a series of debt securities, including:

•      the title;

•      the principal amount being offered, and, if a series, the total amount authorized and the total amount outstanding;

•      any limit on the amount that may be issued;

•      whether or not we will issue the series of debt securities in global form and, if so, the terms and who the depositary will be;

•      the maturity date;

•      whether and under what circumstances, if any, we will pay additional amounts on any debt securities held by a person who is not a United States person for tax purposes, and whether we can redeem the debt securities if we have to pay such additional amounts;

•      the annual interest rate, which may be fixed or variable, or the method for determining the rate, the date interest will begin to accrue, the dates interest will be payable and the regular record dates for interest payment dates or the method for determining such dates;

•      whether or not the debt securities will be secured or unsecured, and the terms of any secured debt;

•      the terms of the subordination of any series of subordinated debt;

•      the place where payments will be payable;

•      restrictions on transfer, sale or other assignment, if any;

•      our right, if any, to defer payment of interest and the maximum length of any such deferral period;

•      the date, if any, after which, the conditions upon which, and the price at which we may, at our option, redeem the series of debt securities pursuant to any optional or provisional redemption provisions, and any other applicable terms of those redemption provisions;

•      provisions for a sinking fund, purchase or other analogous fund, if any;

•      the date, if any, on which, and the price at which we are obligated, pursuant to any mandatory sinking fund or analogous fund provisions or otherwise, to redeem, or at the holder’s option to purchase, the series of debt securities and the currency or currency unit in which the debt securities are payable;

•      whether the indenture will restrict our ability or the ability of our subsidiaries to:

•      incur additional indebtedness;

•      issue additional securities;

•      create liens;

•      pay dividends or make distributions in respect of our capital stock or the capital stock of our subsidiaries;

•      redeem capital stock;

•      place restrictions on our subsidiaries’ ability to pay dividends, make distributions or transfer assets;

•      make investments or other restricted payments;

•      sell or otherwise dispose of assets;

•      enter into sale-leaseback transactions;

•      engage in transactions with stockholders or affiliates;

•      issue or sell stock of our subsidiaries; or

•      effect a consolidation or merger;

•      whether the indenture will require us to maintain any interest coverage, fixed charge, cash flow-based, asset-based or other financial ratios;

•      a discussion of any material or special United States federal income tax considerations applicable to the debt securities;

•      information describing any book-entry features;

•      whether the debt securities are to be offered at a price such that they will be deemed to be offered at an “original issue discount” as defined in paragraph (a) of Sections 1273 of the Internal Revenue Code of 1986, as amended;

•      the procedures for any auction or remarketing, if any;

•      the denominations in which we will issue the series of debt securities, if other than denominations of $1,000 and any integral multiple thereof;

•      if other than dollars, the currency in which the series of debt securities will be denominated; and

•      any other specific terms, preferences, rights or limitations of, or restrictions on, the debt securities, including any events of default that are in addition to those described in this prospectus or any covenants provided with respect to the debt securities that are in addition to those described above, and any terms which may be required by us or advisable under applicable laws or regulations or advisable in connection with the marketing of the debt securities.

Conversion or Exchange Rights

We will set forth in the prospectus supplement the terms on which a series of debt securities may be convertible into or exchangeable for common stock or other securities of ours or a third party, including the conversion or exchange rate, as applicable, or how it will be calculated, and the applicable conversion or exchange period. We will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option. We may include provisions pursuant to which the number of our securities or the securities of a third party that the holders of the series of debt securities receive upon conversion or exchange would, under the circumstances described in those provisions, be subject to adjustment, or pursuant to which those holders would, under those circumstances, receive other property upon conversion or exchange, for example in the event of our merger or consolidation with another entity.

Consolidation, Merger or Sale

The indentures in the forms initially filed as exhibits to the registration statement of which this prospectus is a part do not contain any covenant which restricts our ability to merge or consolidate, or sell, convey, transfer or otherwise dispose of all or substantially all of our assets. However, any successor of ours or acquiror of such assets must assume all of our obligations under the indentures and the debt securities. If the debt securities are convertible for our other securities, the person with whom we consolidate or merge or to whom we sell all of our assets must make provisions for the conversion of the debt securities into securities that the holders of the debt securities would have received if they had converted the debt securities before the consolidation, merger or sale.

Events of Default Under the Indenture

The following are events of default under the indentures with respect to any series of debt securities that we may issue:

•      if we fail to pay interest when due and payable and our failure continues for 90 days and the time for payment has not been extended or deferred;

•      if we fail to pay the principal, sinking fund payment or premium, if any, when due and payable and the time for payment has not been extended or delayed;

•      if we fail to observe or perform any other covenant contained in the debt securities or the indentures, other than a covenant specifically relating to another series of debt securities, and our failure continues for 90 days after we receive notice from the debenture trustee or holders of at least 25% in aggregate principal amount of the outstanding debt securities of the applicable series; and

•      if specified events of bankruptcy, insolvency or reorganization occur.

If an event of default with respect to debt securities of any series occurs and is continuing, other than an event of default specified in the last bullet point above, the debenture trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series, by notice to us in writing, and to the debenture trustee if notice is given by such holders, may declare the unpaid principal of, premium, if any, and accrued interest, if any, due and payable immediately. If an event of default specified in the last bullet point above occurs with respect to us, the principal amount of and accrued interest, if any, of each issue of debt securities then outstanding would be due and payable without any notice or other action on the part of the debenture trustee or any holder.

The holders of a majority in principal amount of the outstanding debt securities of an affected series may waive any default or event of default with respect to the series and its consequences, except defaults or events of default regarding payment of principal, premium, if any, or interest, unless we have cured the default or event of default in accordance with the applicable indenture. Any waiver shall cure the default or event of default.

Subject to the terms of the indentures, if an event of default under an indenture occurs and continues, the debenture trustee would be under no obligation to exercise any of its rights or powers under such indenture at the request or direction of any of the holders of the applicable series of debt securities, unless such holders have offered the debenture trustee reasonable indemnity. The holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the debenture trustee, or exercising any trust or power conferred on the debenture trustee, with respect to the debt securities of that series, provided that:

•      the direction so given by the holder is not in conflict with any law or the applicable indenture; and

•      subject to its duties under the Trust Indenture Act of 1939, the debenture trustee need not take any action that might involve it in personal liability or might be unduly prejudicial to the holders not involved in the proceeding.

A holder of the debt securities of any series will only have the right to institute a proceeding under the indentures or to appoint a receiver or trustee, or to seek other remedies if:

•      the holder has given written notice to the debenture trustee of a continuing event of default with respect to that series;

•      the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have made written request, and such holders have offered reasonable indemnity to the debenture trustee to institute the proceeding as trustee; and

•      the debenture trustee does not institute the proceeding, and does not receive from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series other conflicting directions within 90 days after the notice, request and offer.

These limitations do not apply to a suit instituted by a holder of debt securities if we default in the payment of the principal, premium, if any, or interest on, the debt securities.

We will periodically file statements with the debenture trustee regarding our compliance with specified covenants in the indentures.

Modification of Indenture; Waiver

We and the debenture trustee may change an indenture without the consent of any holders with respect to specific matters, including:

•      to fix any ambiguity, defect or inconsistency in the indenture;

•      to comply with the provisions described above under “Consolidation, Merger or Sale”;

•      to comply with any requirements of the SEC in connection with the qualification of any indenture under the Trust Indenture Act of 1939;

•      to evidence and provide for the acceptance of appointment by a successor trustee;

•      to provide for uncertificated debt securities and to make all appropriate changes for such purpose;

•      to add to, delete from, or revise the conditions, limitations and restrictions on the authorized amount, terms or purposes of issuance, authorization and delivery of debt securities of any series, as set forth in the indenture;

•      to provide for the issuance of and establish the form and terms and conditions of the debt securities of any series as provided under “General” to establish the form of any certifications required to be furnished pursuant to the terms of the indentures or any series of debt securities, or to add to the rights of the holders of any series of debt securities;

•      to add to our covenants such new covenants, restrictions, conditions or provisions for the protection of the holders, to make the occurrence, or the occurrence and the continuance, of a default in any such additional covenants, restrictions, conditions or provisions an event of default, or to surrender any of our rights or powers under the indentures; or

•      to change anything that does not materially adversely affect the interests of any holder of debt securities of any series.

In addition, under the indentures, the rights of holders of a series of debt securities may be changed by us and the debenture trustee with the written consent of the holders of at least a majority in aggregate principal amount of the outstanding debt securities of each series that is affected. However, we and the debenture trustee may only make the following changes with the consent of each holder of any outstanding debt securities affected:

•      extending the fixed maturity of the series of debt securities;

•      reducing the principal amount, reducing the rate of or extending the time of payment of interest, or reducing any premium payable upon the redemption of any debt securities; and

•      reducing the percentage of debt securities, the holders of which are required to consent to any amendment, supplement, modification or waiver.

Discharge

Each indenture provides that we can elect to be discharged from our obligations with respect to one or more series of debt securities, except for obligations to:

•      register the transfer or exchange of debt securities of the series;

•      replace stolen, lost or mutilated debt securities of the series;

•      maintain paying agencies;

•      hold monies for payment in trust;

•      recover excess money held by the debenture trustee;

•      compensate and indemnify the debenture trustee; and

•      appoint any successor trustee.

In order to exercise our rights to be discharged, we must deposit with the debenture trustee money or government obligations sufficient to pay all the principal of, any premium, if any, and interest on, the debt securities of the series on the dates payments are due.

Form, Exchange and Transfer

We will issue the debt securities of each series only in fully registered form without coupons and, unless we otherwise specify in the applicable prospectus supplement, in denominations of $1,000 and any integral multiple thereof. The indentures provide that we may issue debt securities of a series in temporary or permanent global form and as book-entry securities that will be deposited with, or on behalf of, The Depository Trust Company, New York, New York, known as DTC, or another depositary named by us and identified in a prospectus supplement with respect to that series. See “Legal Ownership of Securities” for a further description of the terms relating to any book-entry securities.

At the option of the holder, subject to the terms of the indentures and the limitations applicable to global securities described in the applicable prospectus supplement, the holder of the debt securities of any series can exchange the debt securities for other debt securities of the same series, in any authorized denomination and of like tenor and aggregate principal amount.

Subject to the terms of the indentures and the limitations applicable to global securities set forth in the applicable prospectus supplement, holders of the debt securities may present the debt securities for exchange or for registration of transfer, duly endorsed or with the form of transfer endorsed thereon duly executed if so required by us or the security registrar, at the office of the security registrar or at the office of any transfer agent designated by us for this purpose. Unless otherwise provided in the debt securities that the holder presents for transfer or exchange, we will make no service charge for any registration of transfer or exchange, but we may require payment of any taxes or other governmental charges.

We will name in the applicable prospectus supplement the security registrar, and any transfer agent in addition to the security registrar, that we initially designate for any debt securities. We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for the debt securities of each series.

If we elect to redeem the debt securities of any series, we will not be required to:

•      issue, register the transfer of, or exchange any debt securities of any series being redeemed in part during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any debt securities that may be selected for redemption and ending at the close of business on the day of the mailing; or

•      register the transfer of or exchange any debt securities so selected for redemption, in whole or in part, except the unredeemed portion of any debt securities we are redeeming in part.

Information Concerning the Debenture Trustee

The debenture trustee, other than during the occurrence and continuance of an event of default under an applicable indenture, undertakes to perform only those duties as are specifically set forth in the applicable indenture. Upon an event of default under an applicable indenture, the debenture trustee must use the same degree of care as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the debenture trustee is under no obligation to exercise any of the powers given it by the indentures at the request of any holder of debt securities unless it is offered reasonable security and indemnity against the costs, expenses and liabilities that it might incur.

Payment and Paying Agents

Unless we otherwise indicate in the applicable prospectus supplement, we will make payment of the interest on any debt securities on any interest payment date to the person in whose name the debt securities, or one or more predecessor securities, are registered at the close of business on the regular record date for the interest payment.

We will pay principal of and any premium and interest on the debt securities of a particular series at the office of the paying agents designated by us, except that, unless we otherwise indicate in the applicable prospectus supplement, we may make interest payments by check which we will mail to the holder or by wire transfer to certain holders. Unless we otherwise indicate in a prospectus supplement, we will designate an office or agency of the debenture trustee in the City of New York as our sole paying agent for payments with respect to debt securities of each series. We will name in the applicable prospectus supplement any other paying agents that we initially designate for the debt securities of a particular series. We will maintain a paying agent in each place of payment for the debt securities of a particular series.

All money we pay to a paying agent or the debenture trustee for the payment of the principal of or any premium or interest on any debt securities which remains unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to us, and the holder of the debt security thereafter may look only to us for payment thereof.

Governing Law

The indentures and the debt securities will be governed by and construed in accordance with the laws of the State of New York, except to the extent that the Trust Indenture Act of 1939 is applicable.

Subordination of Subordinated Debt Securities

The subordinated debt securities will be subordinate and junior in priority of payment to certain of our other indebtedness to the extent described in a prospectus supplement. The indentures in the forms initially filed as exhibits to the registration statement of which this prospectus is a part do not limit the amount of indebtedness which we may incur, including senior indebtedness or subordinated indebtedness, and do not limit us from issuing any other debt, including secured debt or unsecured debt.

DESCRIPTION OF WARRANTS

The following description, together with the additional information we may include in any applicable prospectus supplements, summarizes the material terms and provisions of the warrants that we may offer under this prospectus. While the terms we have summarized below will apply generally to any warrants that we may offer under this prospectus, we will describe the particular terms of any series of warrants in more detail in the applicable prospectus supplement. The terms of any warrants offered under a prospectus supplement may differ from the terms described below. However, no prospectus supplement will fundamentally change the terms that are set forth in this prospectus or offer a security that is not registered and described in this prospectus at the time of its effectiveness.

We have filed forms of the warrant agreements and forms of warrant certificates containing the terms of the warrants being offered as exhibits to the registration statement of which this prospectus is a part. We will file as exhibits to the registration statement of which this prospectus is a part, or will incorporate by reference from a current report on Form 8-K that we file with the SEC, the form of warrant agreement, including a form of warrant certificate, that describes the terms of the particular series of warrants we are offering before the issuance of the related series of warrants. The following summaries of material provisions of the warrants and the warrant agreements are subject to, and qualified in their entirety by reference to, all the provisions of the warrant agreement and warrant certificate applicable to a particular series of warrants. We urge you to read the applicable prospectus supplements related to the particular series of warrants that we sell under this prospectus, as well as the complete warrant agreements and warrant certificates that contain the terms of the warrants.

General

We will describe in the applicable prospectus supplement the terms relating to a series of warrants, including:

•      the offering price and aggregate number of warrants offered;

•      the currency for which the warrants may be purchased;

•      if applicable, the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each such security or each principal amount of such security;

•      if applicable, the date on and after which the warrants and the related securities will be separately transferable;

•      in the case of warrants to purchase debt securities, the principal amount of debt securities purchasable upon exercise of one warrant and the price at, and currency in which, this principal amount of debt securities may be purchased upon such exercise;

•      in the case of warrants to purchase common stock, the number of shares of common stock purchasable upon the exercise of one warrant and the price at which these shares may be purchased upon such exercise;

•      the effect of any merger, consolidation, sale or other disposition of our business on the warrant agreements and the warrants;

•      the terms of any rights to redeem or call the warrants;

•      any provisions for changes to or adjustments in the exercise price or number of securities issuable upon exercise of the warrants;

•      the dates on which the right to exercise the warrants will commence and expire;

•      the manner in which the warrant agreements and warrants may be modified;

•      federal income tax consequences of holding or exercising the warrants;

•      the terms of the securities issuable upon exercise of the warrants; and

•      any other specific terms, preferences, rights or limitations of or restrictions on the warrants.

Before exercising their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon such exercise, including:

•      in the case of warrants to purchase debt securities, the right to receive payments of principal of, or premium, if any, or interest on, the debt securities purchasable upon exercise or to enforce covenants in the applicable indenture; or

•      in the case of warrants to purchase common stock, the right to receive dividends, if any, or payments upon our liquidation, dissolution or winding up or to exercise voting rights, if any.

Exercise of Warrants

Each warrant will entitle the holder to purchase the securities that we specify in the applicable prospectus supplement at the exercise price that we describe in the applicable prospectus supplement. Unless we otherwise specify in the applicable prospectus supplement, holders of the warrants may exercise the warrants at any time up to the specified time on the expiration date that we set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

Holders of the warrants may exercise the warrants by delivering the warrant certificate representing the warrants to be exercised together with specified information, and paying the required amount to the warrant agent in immediately available funds, as provided in the applicable prospectus supplement. We will set forth on the reverse side of the warrant certificate and in the applicable prospectus supplement the information that the holder of the warrant will be required to deliver to the warrant agent.

Upon receipt of the required payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will issue and deliver the securities purchasable upon such exercise.

If fewer than all of the warrants represented by the warrant certificate are exercised, then we will issue a new warrant certificate for the remaining amount of warrants. If we so indicate in the applicable prospectus supplement, holders of the warrants may surrender securities as all or part of the exercise price for warrants.

Enforceability of Rights by Holders of Warrants

Each warrant agent will act solely as our agent under the applicable warrant agreement and will not assume any obligation or relationship of agency or trust with any holder of any warrant. A single bank or trust company may act as warrant agent for more than one issue of warrants. A warrant agent will have no duty or responsibility in case of any default by us under the applicable warrant agreement or warrant, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a warrant may, without the consent of the related warrant agent or the holder of any other warrant, enforce by appropriate legal action its right to exercise, and receive the securities purchasable upon exercise of, its warrants.

LEGAL OWNERSHIP OF SECURITIES

We can issue securities in registered form or in the form of one or more global securities. We describe global securities in greater detail below. We refer to those persons who have securities registered in their own names on the books that we or any applicable trustee or depositary or warrant agent maintain for this purpose as the “holders” of those securities. These persons are the legal holders of the securities. We refer to those persons who, indirectly through others, own beneficial interests in securities that are not registered in their own names, as “indirect holders” of those securities. As we discuss below, indirect holders are not legal holders, and investors in securities issued in book-entry form or in street name will be indirect holders.

Book-Entry Holders

We may issue securities in book-entry form only, as we will specify in the applicable prospectus supplement. This means securities may be represented by one or more global securities registered in the name of a financial institution that holds them as depositary on behalf of other financial institutions that participate in the depositary’s book-entry system. These participating institutions, which are referred to as participants, in turn, hold beneficial interests in the securities on behalf of themselves or their customers.

Only the person in whose name a security is registered is recognized as the holder of that security. Global securities will be registered in the name of the depositary. Consequently, for global securities, we will recognize only the depositary as the holder of the securities, and we will make all payments on the securities to the depositary. The depositary passes along the payments it receives to its participants, which in turn pass the payments along to their customers who are the beneficial owners. The depositary and its participants do so under agreements they have made with one another or with their customers; they are not obligated to do so under the terms of the securities.

As a result, investors in a global security will not own securities directly. Instead, they will own beneficial interests in a global security, through a bank, broker or other financial institution that participates in the depositary’s book-entry system or holds an interest through a participant. As long as the securities are issued in global form, investors will be indirect holders, and not holders, of the securities.

Street Name Holders

We may terminate global securities or issue securities that are not issued in global form. In these cases, investors may choose to hold their securities in their own names or in “street name.” Securities held by an investor in street name would be registered in the name of a bank, broker or other financial institution that the investor chooses, and the investor would hold only a beneficial interest in those securities through an account he or she maintains at that institution.

For securities held in street name, we or any applicable trustee or depositary will recognize only the intermediary banks, brokers and other financial institutions in whose names the securities are registered as the holders of those securities, and we or any such trustee or depositary will make all payments on those securities to them. These institutions pass along the payments they receive to their customers who are the beneficial owners, but only because they agree to do so in their customer agreements or because they are legally required to do so. Investors who hold securities in street name will be indirect holders, not holders, of those securities.

Legal Holders

Our obligations, as well as the obligations of any applicable trustee or third party employed by us or a trustee, run only to the legal holders of the securities. We do not have obligations to investors who hold beneficial interests in global securities, in street name or by any other indirect means. This will be the case whether an investor chooses to be an indirect holder of a security or has no choice because we are issuing the securities only in global form.

For example, once we make a payment or give a notice to the holder, we have no further responsibility for the payment or notice even if that holder is required, under agreements with its participants or customers or by law, to pass it along to the indirect holders but does not do so. Similarly, we may want to obtain the approval of the holders to amend an indenture, to relieve us of the consequences of a default or of our obligation to comply with a particular provision of an indenture, or for other purposes. In such an event, we would seek approval only from the holders, and not the indirect holders, of the securities. Whether and how the holders contact the indirect holders is up to the holders.

Special Considerations for Indirect Holders

If you hold securities through a bank, broker or other financial institution, either in book-entry form because the securities are represented by one or more global securities or in street name, you should check with your own institution to find out:

•      how it handles securities payments and notices;

•      whether it imposes fees or charges;

•      how it would handle a request for the holders’ consent, if ever required;

•      whether and how you can instruct it to send you securities registered in your own name so you can be a holder, if that is permitted in the future;

•      how it would exercise rights under the securities if there were a default or other event triggering the need for holders to act to protect their interests; and

•      if the securities are in book-entry form, how the depositary’s rules and procedures will affect these matters.

Global Securities

A global security is a security that represents one or any other number of individual securities held by a depositary. Generally, all securities represented by the same global securities will have the same terms.

Each security issued in book-entry form will be represented by a global security that we issue to, deposit with and register in the name of a financial institution or its nominee that we select. The financial institution that we select for this purpose is called the depositary. Unless we specify otherwise in the applicable prospectus supplement, The Depository Trust Company, New York, New York, known as DTC, will be the depositary for all securities issued in book-entry form.

A global security may not be transferred to or registered in the name of anyone other than the depositary, its nominee or a successor depositary, unless special termination situations arise. We describe those situations below under “—Special Situations When a Global Security Will Be Terminated.” As a result of these arrangements, the depositary, or its nominee, will be the sole registered owner and holder of all securities represented by a global security, and investors will be permitted to own only beneficial interests in a global security. Beneficial interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account with the depositary or with another institution that does. Thus, an investor whose security is represented by a global security will not be a holder of the security, but only an indirect holder of a beneficial interest in the global security.

If the prospectus supplement for a particular security indicates that the security will be issued as a global security, then the security will be represented by a global security at all times unless and until the global security is terminated. If termination occurs, we may issue the securities through another book-entry clearing system or decide that the securities may no longer be held through any book-entry clearing system.

Special Considerations For Global Securities

As an indirect holder, an investor’s rights relating to a global security will be governed by the account rules of the investor’s financial institution and of the depositary, as well as general laws relating to securities transfers. We do not recognize an indirect holder as a holder of securities and instead deal only with the depositary that holds the global security.

If securities are issued only as global securities, an investor should be aware of the following:

•      An investor cannot cause the securities to be registered in his or her name, and cannot obtain non-global certificates for his or her interest in the securities, except in the special situations we describe below;

•      An investor will be an indirect holder and must look to his or her own bank or broker for payments on the securities and protection of his or her legal rights relating to the securities, as we describe above;

•      An investor may not be able to sell interests in the securities to some insurance companies and to other institutions that are required by law to own their securities in non-book-entry form;

•      An investor may not be able to pledge his or her interest in the global security in circumstances where certificates representing the securities must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective;

•      The depositary’s policies, which may change from time to time, will govern payments, transfers, exchanges and other matters relating to an investor’s interest in the global security. We and any applicable trustee have no responsibility for any aspect of the depositary’s actions or for its records of ownership interests in the global security. We and the trustee also do not supervise the depositary in any way;

•      The depositary may, and we understand that DTC will, require that those who purchase and sell interests in the global security within its book-entry system use immediately available funds, and your broker or bank may require you to do so as well; and

•      Financial institutions that participate in the depositary’s book-entry system, and through which an investor holds its interest in the global security, may also have their own policies affecting payments, notices and other matters relating to the securities. There may be more than one financial intermediary in the chain of ownership for an investor. We do not monitor and are not responsible for the actions of any of those intermediaries.

Special Situations When A Global Security Will Be Terminated

In a few special situations described below, a global security will terminate and interests in it will be exchanged for physical certificates representing those interests. After that exchange, the choice of whether to hold securities directly or in street name will be up to the investor. Investors must consult their own banks or brokers to find out how to have their interests in securities transferred to their own names, so that they will be direct holders. We have described the rights of holders and street name investors above.

A global security will terminate when the following special situations occur:

•      if the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary for that global security and we do not appoint another institution to act as depositary within 90 days;

•      if we notify any applicable trustee that we wish to terminate that global security; or

•      if an event of default has occurred with regard to securities represented by that global security and has not been cured or waived.

The prospectus supplement may also list additional situations for terminating a global security that would apply only to the particular series of securities covered by the prospectus supplement. When a global security terminates, the depositary, and not we or any applicable trustee, is responsible for deciding the names of the institutions that will be the initial direct holders.

PLAN OF DISTRIBUTION

We may sell the securities covered by this prospectus in any of three ways (or in any combination thereof):

•      to or through underwriters or dealers;

•      directly to a limited number of purchasers or to a single purchaser; or

•      through agents.

The prospectus supplement will set forth the terms of the offering of the securities covered by this prospectus, including:

•      the name or names of any underwriters, dealers or agents and the amounts of securities underwritten or purchased by each of them;

•      any over-allotment options under which underwriters may purchase additional securities from us;

•      any underwriting discounts or commissions or agency fees and other items constituting underwriters’ or agents’ compensation;

•      the initial public offering price of the securities and the proceeds to us and any discounts, commissions or concessions allowed or reallowed or paid to dealers; and

•      any securities exchanges or markets on which the securities may be listed.

Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

Underwriters may offer and sell the offered securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. If underwriters are used in the sale of any securities, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions described above. The securities may be either offered to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters. Generally, the underwriters’ obligations to purchase the securities will be subject to certain conditions precedent. The underwriters will be obligated to purchase all of the securities if they purchase any of the securities. We may use underwriters with whom we have a material relationship. We will describe the nature of any such relationship in the prospectus supplement, naming the underwriters.

We may sell the securities through agents from time to time. The prospectus supplement will name any agent involved in the offer or sale of the securities and any commissions we pay to them. Generally, any agent will be acting on a best efforts basis for the period of its appointment.

We may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase the securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we pay for solicitation of these contracts.

Agents and underwriters may be entitled to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents or underwriters may be required to make in respect thereof. Agents and underwriters may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.

All securities we offer, other than common stock, will be new issues of securities with no established trading market. Any underwriters may make a market in these securities, but will not be obligated to do so and may discontinue any market making at any time without notice. We cannot guarantee the liquidity of the trading markets for any securities.

Any underwriter may engage in overallotment, stabilizing transactions, short covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Overallotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying securities so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time.

Any underwriters who are qualified market makers on the Nasdaq National Market may engage in passive market making transactions in the securities on the Nasdaq National Market in accordance with Rule 103 of Regulation M, during the business day prior to the pricing of the offering, before the commencement of offers or sales of the securities. Passive market makers must comply with applicable volume and price limitations and must be identified as passive market makers. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security; if all independent bids are lowered below the passive market maker’s bid, however, the passive market maker’s bid must then be lowered when certain purchase limits are exceeded.

In compliance with guidelines of the National Association of Securities Dealers, or NASD, the maximum consideration or discount to be received by any NASD member or independent broker dealer may not exceed 8% of the aggregate amount of the securities offered pursuant to this prospectus and any applicable prospectus supplement.

LEGAL MATTERS

The validity of the shares of common stock being offered by this prospectus will be passed upon for us by Cooley Godward LLP, San Diego, California. As of the date of this prospectus, investment funds affiliated with Cooley Godward LLP owned 61,991 shares of our common stock.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2005, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act and in accordance therewith, file reports, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information filed by us may be inspected and copied at the Security and Exchange Commission’s Public Reference Section located at 100 F Street, N.E., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for more information about the operation of the public reference rooms. The Securities and Exchange Commission also makes electronic filings publicly available on the Internet. The Securities and Exchange Commission’s Internet address is http://www.sec.gov. The Securities and Exchange Commission’s website also contains reports, proxy and information statements and other information regarding us that has been filed with the Securities and Exchange Commission. Our common stock is quoted on The Nasdaq National Market. Reports, proxy statements and other information concerning us may be inspected at the National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington, D.C. 20006.

This prospectus constitutes a part of a registration statement on Form S-3 filed by us with the Securities and Exchange Commission under the Securities Act, including amendments thereto relating to the securities offered hereby. This prospectus does not contain all of the information set forth in the registration statement.

The Securities and Exchange Commission allows us to “incorporate by reference” information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the Securities and Exchange Commission will automatically update and supersede this information. Further, all filings we make under the Exchange Act after the date of the initial registration statement and prior to effectiveness of the registration statement shall be deemed to be incorporated by reference into this prospectus. We incorporate by reference the documents listed below and any future filings we will make with the Securities and Exchange Commission under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act until the offering is completed:

(i)            Our Annual Report on Form 10-K for the year ended December 31, 2005, including all material incorporated by reference therein;

(ii)           Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2006 filed on May 15, 2006;

(iii)          Our Current Reports on Form 8-K filed on February 9, 2006, March 10, 2006, March 29, 2006 and May 11, 2006; and

(iv)          The description of our common stock contained in our Registration Statement on Form 8-A filed on January 27, 2005.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request of such person, a copy of any and all of the documents that have been incorporated by reference in this prospectus (not including exhibits to such documents, unless such exhibits are specifically incorporated by reference in this prospectus or into such documents). Such request may be directed to Favrille, Inc., 10421 Pacific Center Court, San Diego, CA 92121, (858) 526-8000. You may also obtain copies of these documents through our website at www.favrille.com.

7,416,520 Shares of Common Stock

Warrants to Purchase 4,449,910 Shares of Common Stock

PROSPECTUS SUPPLEMENT

LAZARD CAPITAL MARKETS

November 2, 2007